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Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Year Ended December 31, 2008 Results

▪
Fourth-quarter 2008 net loss was $13.9 billion, $36.78 per share, compared with net income of $414 million, $1.05 per share, for fourth-quarter 2007.  After adjusting for special items totaling $14.0 billion, $36.84 per share, fourth-quarter 2008 adjusted net income totaled $23 million, $0.06 per share (see page 3).

▪
During fourth-quarter 2008, FCX completed a review of the carrying values of its inventories (including mill and leach stockpiles), long-lived assets and goodwill and recorded after-tax charges totaling $13.1 billion, $34.51 per share, primarily to reduce the carrying value of inventories (including mill and leach stockpiles), long-lived assets and goodwill related to the March 2007 acquisition of Phelps Dodge.

▪
Consolidated 2008 sales from mines totaled 1.2 billion pounds of copper, 462 thousand ounces of gold and 12 million pounds of molybdenum for the fourth quarter and 4.1 billion pounds of copper, 1.3 million ounces of gold and 71 million pounds of molybdenum for the year.

▪
In response to weak global economic conditions and a sharp decline in copper and molybdenum prices during fourth-quarter 2008, FCX announced a series of actions and revisions to operating plans in December 2008 to reduce costs and capital expenditures, and suspended its common dividend.  FCX is announcing today further revisions to its operating plans principally affecting its North America operations to improve its operating cost profile.

▪
The revised operating plans result in lower copper and molybdenum sales than previously reported estimates.  Copper sales are expected to approximate 3.9 billion pounds in 2009 and 3.8 billion pounds in 2010 (9 percent and 17 percent lower than the October 2008 estimates).  Molybdenum sales are expected to approximate 60 million pounds in 2009 and 60 million pounds in 2010 (25 percent and 40 percent lower than the October 2008 estimates).  Gold sales are not impacted by the revised plans and are expected to approximate 2.2 million ounces in both 2009 and 2010.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $1.04 per pound for fourth-quarter 2008 and $1.16 per pound for the year ended December 31, 2008.  Based on the revised operating plans and assuming average prices of $800 per ounce for gold and $9 per pound for molybdenum, consolidated unit net cash costs are estimated to average $0.71 per pound for the year 2009.

▪
Operating cash flows totaled $201 million for fourth-quarter 2008 and $3.4 billion for the year 2008.  The operating cash flows for the year 2008 are net of $1.2 billion in working capital uses.  Using estimated sales volumes for 2009 and assuming 2009 average prices of $1.50 per pound for copper, $800 per ounce for gold and $9 per pound for molybdenum, operating cash flows in 2009 would approximate $1.0 billion, net of $0.6 billion in working capital requirements.

▪
Capital expenditures totaled $779 million for fourth-quarter 2008 and $2.7 billion for the year 2008.  FCX currently expects capital expenditures to approximate $1.3 billion for 2009.  Projected 2009 capital expenditures include sustaining capital of $0.6 billion and $0.7 billion in investments in the Tenke Fungurume greenfield project in Africa and underground development projects in Indonesia.  Capital spending plans will continue to be reviewed and revised as market conditions warrant.

▪	Total debt approximated $7.4 billion and consolidated cash was $872 million at December 31, 2008.

▪
FCX’s preliminary estimate of consolidated recoverable reserves as of December 31, 2008, totaled 102.0 billion pounds of copper, 40.0 million ounces of gold and 2.48 billion pounds of molybdenum.  Estimated recoverable reserves include 3.9 billion pounds of copper in mill and leach stockpiles.  Reserve additions of 12.8 billion pounds of copper and 0.51 billion pounds of molybdenum replaced over 300 percent of 2008 copper production and 700 percent of 2008 molybdenum production.

PHOENIX, AZ, January 26, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported a fourth-quarter 2008 net loss applicable to common stock of $13.9 billion, $36.78 per share, compared with net income of $414 million, $1.05 per share, for the fourth quarter of 2007.  For the year ended December 31, 2008, FCX reported a net loss of $11.3 billion, $29.72 per share, compared with net income of $2.8 billion, $7.50 per share, in 2007.  The results for the year ended December 31, 2007, include the operations of Phelps Dodge beginning March 20, 2007.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “We are taking decisive actions to respond to the currently weak global economic conditions so that our company is positioned to operate on a lean, efficient and low-cost basis while preserving our valuable resources and growth opportunities for the future.  We have a portfolio of assets and an experienced team which enable us to operate effectively during varying market conditions.  Our long-lived reserves, leading market positions in copper and in molybdenum, significant gold production, and attractive growth opportunities in an industry where supply growth has been constrained will enable us to benefit as the world’s economies improve.  Our Grasberg mine with its significant production of high-grade copper and gold ore provides the foundation for sustaining our assets for future success.”

SUMMARY FINANCIAL AND OPERATING DATA
				Years Ended
	Fourth Quarter			December 31,
	2008	2007		2008	2007[a]
Financial Data (in millions, except per share amounts)
Revenues	$2,067 [b,c]	$4,184	[b,c,d]	$17,796 [b,c]	$16,939	[b,c,d]
Operating (loss) income	$(18,292)[c]	$1,152	[c]	$(12,710)[c]	$6,555	[c]
(Loss) income from continuing operations
applicable to common stock[e]	$(13,933)[c,g]	$423	[c,g]	$(11,341)[c,g]	$2,734	[c,g]
Net (loss) income applicable to common stock[e]	$(13,933)[c,g]	$414	[c,g]	$(11,341)[c,g]	$2,769	[c,g]
Diluted net (loss) income per share of common stock:
Continuing operations	$(36.78)[c,g]	$1.07	[c,g]	$(29.72)[c,g]	$7.41	[c,g]
Discontinued operations	-	(0.02)		-	0.09
Diluted net (loss) income per share of common stock	$(36.78)[c,g]	$1.05	[c,g]	$(29.72)[c,g]	$7.50	[c,g]
Diluted average common shares outstanding	379	409		382	397
Operating cash flows	$201 [f]	$1,298	[f]	$3,370 [f]	$6,225	[f]
Capital expenditures	$779	$617		$2,708	$1,755

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	1,197	878		4,066	3,357
Average realized price per pound	$1.55	$3.20	[d]	$2.69	$3.29	[d]

Gold (thousands of recoverable ounces)
FCX’s consolidated share	462	161		1,314	2,298
Average realized price per ounce	$818	$797		$861	$682

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	12	19		71	52
Average realized price per pound	$24.55	$27.84		$30.55	$26.81

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.
Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 14).  Adjustments are quantified in note g on the following page.

c.
Includes charges totaling $43 million ($28 million to net loss or $0.08 per share) in fourth-quarter 2008, $34 million ($21 million to net income or $0.05 per share) in fourth-quarter 2007, $78 million ($52 million to net loss or $0.14 per share) for the full-year 2008 and $30 million ($18 million to net income or $0.05 per share) for the full-year 2007 for unrealized losses on copper derivative contracts entered into with FCX’s U.S. copper rod customers, which will allow FCX to receive market prices in the month of shipment while the customer pays the fixed price they requested.

d.
Includes credits for noncash mark-to-market accounting adjustments on the 2007 copper price protection program, which increased average realized copper prices by $0.04 per pound in fourth-quarter 2007, and charges, which decreased average realized copper prices by $0.05 per pound for the full-year 2007.  FCX paid $598 million upon settlement of these contracts in January 2008.  FCX does not currently intend to enter into similar hedging programs in the future.  Credits (charges) are quantified in footnote g below.

e.	After preferred dividends and losses on induced conversions.

f.	Includes working capital sources (uses) of $384 million in fourth-quarter 2008, $406 million in fourth-quarter 2007, $(1.2) billion for the full-year 2008 and $1.0 billion for the full-year 2007.

g.	Special items resulting in increases (decreases) to financial results for the 2008 and 2007 periods are included in the following tables (in millions, except per share amounts):

	Fourth Quarter 2008			Fourth Quarter 2007
	Pre-tax	After-tax	Per Share	Pre-tax	After-tax	Per Share
Net (loss) income applicable to
common stock	N/A	$(13,933)	$(36.78)	N/A	$414	$1.05

Special items:
Asset impairments, excluding goodwill(1)	$(10,863)	$(6,616)	$(17.47)	$ -	$ -	$ -
Goodwill impairment(1)	(5,987)	(5,987)	(15.81)	-	-	-
Lower of cost or market (LCM)
inventory adjustments(1)	(760)	(466)	(1.23)	-	-	-
Restructuring costs and other	(111)	(67)	(0.18)	-	-	-
Reduction of performance-related benefits	126	74	0.20	-	-	-
Adjustments to prior period copper sales	(745)	(343)	(0.91)	(257)	(119)	(0.29)
Deferred tax asset valuation	N/A	(359)	(0.95)	-	-	-
Copper price protection program	-	-	-	37	23	0.06
Losses on early extinguishment of debt	-	-	-	(2)	(2)	-
Losses on induced conversion
of preferred stock(2)	N/A	(22)	(0.06)	-	-	-
Purchase accounting impacts to: (3)
Operating income	(248)	(154)	(0.41)	(232)	(143)	(0.35)
Non-operating income	(24)	(16)	(0.04)	(3)	-	-
Total special items	$(18,612)	$(13,956)	$(36.84)	$(457)	$(241)	$(0.59)

Adjusted net income	N/A	$23	$0.06	N/A	$655	$1.60

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Pre-tax	After-tax	Per Share	Pre-tax	After-tax	Per Share
Net (loss) income applicable to
common stock	N/A	$(11,341)	$(29.72)	N/A	$2,769	$7.50

Special items:
Asset impairments, excluding goodwill(1)	$(10,867)	$(6,618)	$(17.34)	$ -	$ -	$ -
Goodwill impairment(1)	(5,987)	(5,987)	(15.69)	-	-	-
LCM inventory adjustments(1)	(782)	(479)	(1.26)	-	-	-
Restructuring costs and other	(111)	(67)	(0.18)	-	-	-
Reduction of performance-related benefits	33	20	0.05	-	-	-
Adjustments to prior period copper sales	268	114	0.30	(42)	(18)	(0.05)
Deferred tax asset valuation	N/A	(359)	(0.94)	-	-	-
Copper price protection program	-	-	-	(175)	(106)	(0.27)
Losses on early extinguishment of debt	(6)	(5)	(0.01)	(173)	(132)	(0.33)
Losses on induced conversion
of preferred stock(2)	N/A	(22)	(0.06)	-	-	-
Gains on sales of assets	13	8	0.02	85	52	0.13
Purchase accounting impacts to: (3)
Operating income	(1,009)	(622)	(1.63)	(1,256)	(785)	(1.98)
Non-operating income	(93)	(57)	(0.15)	(8)	(8)	(0.02)
Total special items	$(18,541)	$(14,074)	$(36.88)	$(1,569)	$(997)	$(2.51)

Adjusted net income	N/A	$2,733	$7.16	N/A	$3,766	$9.48

(1)
FCX’s impairment evaluations and LCM inventory adjustments at December 31, 2008, were based on price assumptions reflecting prevailing copper futures prices approximating $1.40 to $1.50 per pound for three years and a long-term average price of $1.60 per pound.  Molybdenum prices were assumed to average $8.00 per pound.  See discussion of the impairments and LCM inventory adjustments beginning on page 13.

(2)
Reflects privately negotiated transactions to induce conversion of approximately 0.3 million shares of FCX’s 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock.  To induce conversion of these shares, FCX issued an additional aggregate 1.0 million shares of common stock.

(3)
For additional information regarding the impacts of these adjustments to production and delivery costs and depreciation, depletion and amortization refer to the supplemental schedule, “Business Segments,” beginning on page XXVI, which is available on FCX’s web site, “www.fcx.com.”

REVISED OPERATING PLANS

Commodity prices declined dramatically during the fourth quarter of 2008.  After averaging $3.61 per pound for the first nine months of 2008, London Metal Exchange (LME) copper prices declined to a four-year low of $1.26 per pound in December 2008 and experienced unprecedented volatility over the last few months.  The LME copper price was $1.38 per pound at January 23, 2009.  Molybdenum prices averaged approximately $33 per pound in the first nine months of 2008.  Slowing demand for molybdenum, principally in the metallurgical sector during the fourth quarter of 2008 resulted in a sudden and sharp decline in molybdenum prices.  The Metals Week Dealer Oxide price declined to a multi-year low of $8.75 per pound in November 2008 and was $9.30 per pound as of January 26, 2009.

While FCX’s long-term strategy of developing its resources to their full potential remains in place, the severity of the decline in commodity prices and the present economic and credit environment limits FCX’s ability to invest in growth projects and required adjustments to its near-term plans.  FCX announced a series of actions in December 2008 and is today announcing further changes to its near-term operating plans to reduce costs and enhance cash flow performance in the context of weak economic conditions and low commodity prices.  FCX views the long-term outlook for its business positively, supported by limitations on supplies of copper and by the requirements for copper in the world’s economy; however, FCX is responding aggressively to the sudden downturn in the copper and molybdenum markets and the uncertain economic outlook.

The following tables summarize the actual results for the year 2008 and the current estimates for the years 2009 and 2010 for sales volumes, capital expenditures and unit net cash costs compared with the October and December 2008 estimates.

	2008	Estimates as of
	Actual	October	December	January
	Results	2008	2008	2009
Consolidated 2008 sales volumes
Copper (billion pounds)	4.1	4.0	4.0	N/A
Gold (million ounces)	1.3	1.2	1.3	N/A
Molybdenum (million pounds)	71	74	72	N/A

Consolidated 2009 sales volumes
Copper (billion pounds)	N/A	4.3	4.1	3.9
Gold (million ounces)	N/A	2.2	2.2	2.2
Molybdenum (million pounds)	N/A	80	70	60

Consolidated 2010 sales volumes
Copper (billion pounds)	N/A	4.6	4.1	3.8
Gold (million ounces)	N/A	2.2	2.2	2.2
Molybdenum (million pounds)	N/A	100	70	60

Consolidated capital expenditures (in billions)
2008	$2.7	$2.7	$2.7	N/A
2009	N/A	$2.3	$1.1	$1.3
2010	N/A	$1.3	$1.3	$1.0

	2008	2009 Estimates as of
	Actual	December	January
	Results	2008[a]	2009[b]
Consolidated unit net cash costs
per pound of copper:
Site production and delivery, after adjustments	$1.51	$1.26	$1.11
By-product credits	(0.53)	(0.52)	(0.56)
Treatment charges	0.15	0.13	0.14
Royalties	0.03	0.02	0.02
Unit net cash costs	$1.16	$0.89	$0.71

a.	December 2008 estimates included average price assumptions of $10 per pound for molybdenum and $750 per ounce for gold.

b.
Assuming average prices of $9 per pound of molybdenum and $800 per ounce for gold, each $1 per pound change in molybdenum prices would impact unit costs by $0.01 per pound and each $50 per ounce change in gold prices would impact unit costs by $0.025 per pound.

The revised operating plans reflect reductions in costs associated with lower operating rates and the effects of declines on energy prices and other commodity-based input costs, and FCX’s fourth-quarter 2008 LCM inventory adjustments.  In addition, FCX has initiated significant reductions in exploration, research and administrative costs and suspended its common stock dividend and share purchase program.

FCX will continue to adjust its operating strategy as market conditions change.

OPERATIONS
				Years Ended
	Fourth Quarter			December 31,
	2008	2007		2008	2007[a]
FCX Operating Data
Copper (millions of recoverable pounds)
Production	1,185	926		4,030	3,884
Sales[b]	1,197	878		4,066	3,862
Average realized price per pound	$1.55	$3.20	[c]	$2.69	$3.22	[c]
Site production and delivery unit costs[d]	$1.37	$1.32		$1.51	$1.17
Unit net cash costs[d]	$1.04	$1.08		$1.16	$0.75
Gold (thousands of recoverable ounces)
Production	466	186		1,291	2,329
Sales[b]	462	161		1,314	2,320
Average realized price per ounce	$818	$797		$861	$682
Molybdenum (millions of recoverable pounds)
Production	16	17		73	70
Sales[b]	12	19		71	69
Average realized price per pound	$24.55	$27.84		$30.55	$25.87

a.	For comparative purposes, amounts reflect the combination of FCX’s historical data with Phelps Dodge pre-acquisition data for the period January 1, 2007, through March 19, 2007.

b.	Excludes sales of purchased metal.

c.	Includes increase of $0.04 per pound for fourth-quarter 2007 and reduction of $0.05 per pound for full-year 2007 for mark-to-market accounting adjustments on the 2007 copper price protection program.

d.
Reflects per pound weighted average site production and delivery unit costs and unit net cash costs, net of by-product credits, for all mines.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page IX, which is available on FCX’s web site, “www.fcx.com.”

Fourth-quarter 2008 consolidated copper sales of 1,197 million pounds were 36 percent higher than fourth-quarter 2007 sales of 878 million pounds and slightly higher than December 2008 estimates of 1,165 million pounds.  Fourth-quarter 2008 consolidated gold sales of 462 thousand ounces were nearly three times higher than fourth-quarter 2007 gold sales of 161 thousand ounces and 16 percent higher than December 2008 estimates of 400 thousand ounces.  Fourth-quarter 2008 consolidated sales of copper and gold were higher than the year-ago period primarily because of higher ore grades at Grasberg and were higher than December 2008 estimates because of slightly higher production and the timing of shipments.  Consolidated molybdenum sales of 12 million pounds in the fourth quarter of 2008 were lower than fourth-quarter 2007 sales of 19 million pounds because of slowing demand and revised mine plans for molybdenum production.

Consolidated unit net cash costs averaged $1.04 per pound in the fourth quarter of 2008 and $1.16 for the year 2008.  Cash costs increased significantly during 2008, principally for energy and sulfuric acid.  Commodity-based input costs began to decrease in the fourth quarter of 2008 as a result of the recent sharp declines in prices of energy and other commodity-based input costs.

North America Copper Mines.  FCX operates five open-pit copper mines in North America (Morenci, Bagdad, Sierrita and Safford in Arizona and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

				Years Ended
	Fourth Quarter			December 31,
North America Copper Mining Operations	2008	2007		2008	2007[a]

Copper (millions of recoverable pounds)
Production	379	327		1,430	1,320
Sales[b]	387	316		1,434	1,332
Average realized price per pound	$1.84	$3.46	[c]	$3.07	$3.10	[c]

Molybdenum (millions of recoverable pounds)[d]
Production	8	7		30	30

a.	For comparative purposes, reflects the combination of FCX’s historical data beginning March 20, 2007, with Phelps Dodge pre-acquisition data through March 19, 2007.

b.	Excludes sales of purchased metal.

c.	Amount was $3.34 per pound for fourth-quarter 2007 and $3.25 per pound for full-year 2007 before mark-to-market accounting adjustments on the 2007 copper price protection program.

d.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion that begins on page 10.

Consolidated copper sales in North America totaled 387 million pounds in the fourth quarter of 2008, 22 percent higher than fourth-quarter 2007 sales primarily because of additional production from the Safford mine, which began operations in December 2007.

In response to weak market conditions, during the fourth quarter of 2008 and in January 2009, FCX revised its operating plans at its North America copper mines.  FCX’s revised operating plans reflect a 50 percent reduction in the mining and crushed leach rates at Morenci, a 50 percent reduction in the mining and stacking rates at the newly commissioned Safford mine, a 50 percent reduction in the mining rate at the Tyrone mine and a suspension of mining and milling activities at the Chino mine.  The revised plans also include capital cost reductions, including deferrals of incremental expansion projects at the Sierrita and Bagdad mines and the planned restart of the Miami mine.  The revised plans at each of the operations incorporate the impacts of lower energy, acid and other consumables; reduced labor costs and a significant reduction in capital spending plans.  These plans will continue to be reviewed and additional adjustments may be made as market conditions warrant.

For the year 2009, FCX expects sales from North America copper mines to approximate 1.1 billion pounds of copper.  By-product molybdenum production is expected to total 28 million pounds in 2009.  The effect of curtailed production rates in North America is estimated to approximate 400 million pounds of copper in 2009, an approximately 30 percent reduction compared to October 2008 estimates.  If FCX continues to operate at reduced rates, production in 2010 would be expected to decline by approximately an additional 200 million pounds because of impacts of 2009 mining activities to 2010 leaching operations.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the North America copper mines.

			Years Ended
	Fourth Quarter		December 31,
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$1.93	$1.56	$1.88	$1.43
By-product credits, primarily molybdenum	(0.44)	(0.69)	(0.64)	(0.66)
Treatment charges	0.09	0.11	0.09	0.09
Unit net cash costs[b]	$1.58	$0.98	$1.33	$0.86

a.
For comparative purposes, amounts have been presented on a combined basis, which reflects FCX’s historical data beginning March 20, 2007, and the Phelps Dodge pre-acquisition data through March 19, 2007.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page IX, which is available on FCX’s web site, “www.fcx.com.”

North America unit net cash costs were higher in the 2008 periods as compared with the 2007 periods primarily because of increases in energy, labor, sulfuric acid, maintenance and other input costs, combined with higher unit costs at Safford as the mine began production in December 2007.  In addition, unit net cash costs for the year 2008 were impacted by higher mining rates and lower grades at Morenci.  A sharp decline in molybdenum prices in the fourth quarter of 2008 resulted in lower by-product credits.

FCX’s five operating North America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  During the fourth quarter of 2008, North America’s unit net cash costs at its operating copper mines ranged from less than $0.05 per pound at one mine to approximately $1.95 per pound at the Morenci mine, which comprised about 45 percent of North America copper production.  The revised operating plans and reduced input costs are expected to result in significantly lower costs in 2009.

Based on current operating plans and assuming achievement of current 2009 sales estimates, an average molybdenum price of $9 per pound for 2009 and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.17 per pound of copper for 2009 (unit net cash costs for individual mines would range from approximately $0.90 per pound to $1.25 per pound of copper).  The 2009 estimate is benefiting from the operating plan revisions and revised input costs, partly offset by draw downs of inventory with higher average costs, which add approximately $0.04 per pound, and incremental pension costs, which add approximately $0.03 per pound.  Unit net cash costs for 2009 would change by approximately $0.02 per pound for each $1 per pound change in the average price of molybdenum for 2009.

South America Copper Mines.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper and molybdenum concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.

			Years Ended
	Fourth Quarter		December 31,
South America Copper Mining Operations	2008	2007	2008	2007[a]

Copper (millions of recoverable pounds)
Production	390	391	1,506	1,413
Sales	399	379	1,521	1,399
Average realized price per pound	$1.44	$3.06	$2.57	$3.25

Gold (thousands of recoverable ounces)
Production	31	33	114	116
Sales	33	30	116	114
Average realized price per ounce	$812	$790	$853	$683

Molybdenum (millions of recoverable pounds)[b]
Production	1	1	3	1

a.	For comparative purposes, reflects the combination of FCX’s historical data beginning March 20, 2007, with Phelps Dodge pre-acquisition data through March 19, 2007.

b.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion that begins on page 10.

South America copper sales in the fourth quarter of 2008 were slightly higher than in fourth-quarter 2007 primarily because of the timing of shipments.

During the fourth quarter of 2008 and January 2009, FCX revised its operating plans at its South America copper mines in response to weak market conditions.  The revised operating plans for 2009 principally reflect the incorporation of reduced input costs and the impacts of favorable foreign exchange rates on operating costs; reduced mining rates at the Candelaria and Ojos del Salado mines to reduce costs and improve average ore grades; a significant reduction in capital spending plans, including a deferral of the planned incremental expansion at Cerro Verde and a delay in the sulfide project at El Abra; and reduced spending for discretionary items.  These items do not have a significant effect on estimated 2009 production volumes but impact 2010 production by approximately 100 million pounds.  In response to market conditions, FCX plans to temporarily curtail the molybdenum circuit at Cerro Verde, which produced 3 million pounds of molybdenum in 2008.

For 2009, FCX expects South America sales of 1.4 billion pounds of copper and 100 thousand ounces of gold.  Volumes in 2009 are lower than 2008 because of the impact of previously anticipated mining of lower ore grades at Candelaria.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the South America copper mines.

			Years Ended
	Fourth Quarter		December 31,
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$1.05	$0.96	$1.13	$0.91
By-product credits, primarily gold and molybdenum	(0.10)	(0.12)	(0.13)	(0.09)
Treatment charges	0.07	0.18	0.14	0.20
Unit net cash costs[b]	$1.02	$1.02	$1.14	$1.02

a.
For comparative purposes, amounts have been presented on a combined basis, which reflects FCX’s historical data beginning March 20, 2007, and the Phelps Dodge pre-acquisition data through March 19, 2007.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page IX, which is available on FCX’s web site, “www.fcx.com.”

South America unit net cash costs for the fourth quarter of 2008 totaled $1.02 per pound, reflecting higher site production and delivery costs offset by lower treatment charges compared with the fourth quarter of 2007.  South America unit net cash costs were higher for the year 2008 compared with the year 2007 primarily because of higher input costs, including energy, labor and supplies.  These increases were partly offset by increased production, favorable by-product credits and lower treatment charges.

FCX’s four South America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  During the fourth quarter of 2008, unit net cash costs for FCX’s South America copper mines ranged from $0.85 per pound to $1.45 per pound.  The Cerro Verde mine, which comprises approximately 45 percent of South America production, had a unit net cash costs of $0.85 per pound in the fourth quarter of 2008.

Assuming achievement of current 2009 sales estimates and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including gold and molybdenum credits, for its South America copper mines would approximate $1.00 per pound of copper for 2009 (unit net cash costs for individual mines would range from approximately $0.90 per pound to $1.25 per pound of copper).  South America unit site production and delivery costs for 2009 reflect reduced input costs and currency exchange rates partly offset by the mining of lower ore grades in 2009 compared with 2008.

Indonesia Mining.  Through its 90.64 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

			Years Ended
	Fourth Quarter		December 31,
Indonesia Mining Operations	2008	2007	2008	2007

Copper (millions of recoverable pounds)
Production	416	208	1,094	1,151
Sales	411	183	1,111	1,131
Average realized price per pound	$1.39	$3.03	$2.36	$3.32

Gold (thousands of recoverable ounces)
Production	432	147	1,163	2,198
Sales	425	124	1,182	2,185
Average realized price per ounce	$819	$807	$861	$681

Indonesia copper and gold sales in the fourth quarter of 2008 were higher than in the fourth quarter of 2007 as a result of mining in a higher ore grade section of the Grasberg open pit, as planned.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  After mining in a relatively low-grade section of the open pit in the last half of 2007 and first half of 2008, FCX is currently mining in a high-grade section which is expected to continue throughout 2009.

FCX expects Indonesia sales of 1.3 billion pounds of copper and 2.1 million ounces of gold for the year 2009, compared with 1.1 billion pounds of copper and 1.2 million ounces of gold for 2008.

Unit Net Cash Costs.  The following table summarizes PT-FI’s unit net cash costs.

			Years Ended
	Fourth Quarter		December 31,
	2008	2007	2008	2007
Per pound of copper:
Site production and delivery, after adjustments	$1.16	$1.66	$1.59	$1.19
Gold and silver credits	(0.85)	(0.64)	(0.97)	(1.36)
Treatment charges	0.18	0.29	0.24	0.34
Royalties	0.06	0.08	0.10	0.12
Unit net cash costs[a]	$0.55	$1.39	$0.96	$0.29

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page IX, which is available on FCX’s web site, “www.fcx.com.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.55 per pound for the fourth quarter of 2008, compared with $1.39 per pound for the fourth quarter of 2007.  The lower unit net cash costs in 2008 primarily reflected higher copper and gold volumes and higher gold prices.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

FCX expects PT-FI’s 2009 unit net cash costs to be significantly lower than 2008 levels because of higher gold volumes and reduced commodity-based input costs.  Assuming achievement of current 2009 sales estimates, average gold prices of $800 per ounce for 2009 and revised estimates for energy, currency exchange rates and other cost factors, FCX expects PT-FI’s average unit net cash costs per pound to approximate zero for 2009.  Unit net cash costs for 2009 would change by approximately $0.08 per pound for each $50 per ounce change in the average price of gold for 2009.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at the Henderson underground mine in Colorado in addition to sales of by-product molybdenum from FCX’s North and South America copper mines.  FCX also has a development opportunity to restart the Climax open-pit molybdenum mine in Colorado.  These mining operations are wholly owned.

			Years Ended
	Fourth Quarter		December 31,
Molybdenum Mining Operations	2008	2007	2008	2007[a]

Molybdenum (millions of recoverable pounds)
Production[b]	7	9	40	39
Sales[c]	12	19	71	69
Average realized price per pound	$24.55	$27.84	$30.55	$25.87

a.	For comparative purposes, reflects the combination of FCX’s historical data beginning March 20, 2007, with Phelps Dodge pre-acquisition data through March 19, 2007.

b.	Amounts reflect production at Henderson.

c.	Includes sales of molybdenum produced as a by-product at the North America and South America copper mines. Excludes sales of purchased metal.

In the fourth quarter of 2008, consolidated molybdenum sales from the Henderson mine and by-product mines totaled 12 million pounds, 7 million pounds lower than the fourth quarter of 2007 primarily resulting from lower demand and FCX’s revised operating plans to reduce production at Henderson.

FCX has revised operating plans at its Henderson primary molybdenum mine to operate at a curtailed rate, reflecting an approximate 25 percent reduction in Henderson’s annual production.  Additional reductions at Henderson may be considered if market conditions warrant.  FCX has also made adjustments to its molybdenum production plans at certain by-product mines.  In November 2008, FCX announced the suspension of construction activities associated with the restart of the Climax molybdenum mine near Leadville, Colorado, previously expected to start up in 2010.

For the year 2009, FCX expects molybdenum sales from its mines to approximate 60 million pounds, compared with 71 million pounds of molybdenum for 2008.  FCX continues to closely monitor market conditions and may make further reductions to its molybdenum production and sales plans.  For 2009, approximately 90 percent of molybdenum sales are expected to be priced at prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum as of January 26, 2009, was $9.30 per pound.

Unit Net Cash Costs.  Unit net cash costs at the Henderson molybdenum mine averaged $6.95 per pound of molybdenum for the fourth quarter of 2008, $4.68 per pound for the fourth quarter of 2007, $5.36 per pound for the year 2008 and $4.32 per pound for the year 2007.  Fourth-quarter 2008 unit net cash costs were higher, compared with the fourth quarter of 2007, primarily because of lower production and costs to repair a conveyor during the fourth quarter of 2008.  In addition, unit net cash costs for the 2008 periods were higher, compared with the 2007 periods, because of higher input costs, including outside services, supplies and energy.  Assuming achievement of current 2009 sales estimates, FCX estimates 2009 average unit net cash costs for its Henderson mine of approximately $5.50 per pound of molybdenum.

PROVEN AND PROBABLE RESERVES

FCX’s estimated consolidated recoverable reserves include 102.0 billion pounds of copper, 40.0 million ounces of gold, 2.48 billion pounds of molybdenum, 266.6 million ounces of silver and 0.7 billion pounds of cobalt.  Estimated recoverable reserves at December 31, 2008, were determined using a copper price of $1.60 per pound, a gold price of $550 per ounce and a molybdenum price of $8.00 per pound, compared with FCX’s 2007 assumptions of $1.20 per pound for copper, $450 per ounce for gold and $6.50 per pound for molybdenum.

	Preliminary Recoverable Reserves[a]
	at December 31, 2008
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	28.3	0.2	2.08
South America	32.2	1.3	0.40
Indonesia	35.6	38.5	-
Africa	5.9	-	-
Consolidated Basis[b]	102.0	40.0	2.48

Net Equity Interest[c]	82.4	36.2	2.30

a.
Proven and probable recoverable reserves are estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable.  Recoverable reserves are that part of a mineral deposit, which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

b.	Consolidated basis represents estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg mining complex in Indonesia.

c.	Net equity interest represents estimated consolidated basis metal quantities further reduced for minority interest ownership.

Net additions to recoverable copper reserves totaled approximately 12.8 billion pounds, including additions of 3.9 billion pounds at the North America mines, 7.5 billion pounds at the Cerro Verde mine in South America and approximately 1.6 billion pounds at the Tenke Fungurume project in the Democratic Republic of Congo (DRC).  The additions reflect positive results of drilling programs undertaken during 2007 and 2008.  The increases in reserves replaced over 300 percent of FCX’s 2008 copper production and 700 percent of FCX’s 2008 molybdenum production.

	Consolidated Reserves Rollforward
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2007	93.2	41.0	2.04
Net additions/revisions	12.8	0.3	0.51
Production	(4.0)	(1.3)	(0.07)
Reserves at December 31, 2008	102.0	40.0	2.48

DEVELOPMENT AND EXPLORATION ACTIVITIES

Development Activities.  FCX has a number of projects and potential opportunities to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  In response to weak market conditions, FCX deferred most of its project development activities, including incremental expansions in North America and South America, the Climax molybdenum mine and the El Abra sulfide project, and reduced capital spending programs at the Tenke Fungurume project in the DRC and in Indonesia.

North America.  As previously announced, FCX has suspended construction activities associated with the restart of the Climax molybdenum mine near Leadville, Colorado.  Approximately $180 million of the $500 million project has been incurred through December 31, 2008 and remaining near-term commitments total approximately $12 million.  The project was previously expected to commence production in 2010 ramping up to a rate of 30 million pounds per annum.  Once a decision is made to resume construction activities, the project would be capable of starting up within a 12-18 month timeframe.

South America.  FCX has the opportunity to develop a large sulfide deposit at El Abra that will extend the mine life by over ten years.  Copper production from the sulfides is estimated to average approximately 325 million pounds of copper per year replacing depleting oxide production.  In response to current market conditions, FCX is deferring construction activities.  The project was previously expected to commence in 2010 with full production in 2012.  FCX will continue to assess the timing of this project and will be prepared to proceed with construction activities when market conditions improve.  Total initial capital for the project is estimated to approximate $450 million.  FCX has also delayed the $70 million incremental expansion project for the Cerro Verde concentrator, which is designed to add 30 million pounds per annum of additional production.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg district, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  Other projects include the development of the high-grade Big Gossan mine, designed to ramp up to full production of 7,000 metric tons per day, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the Deep Ore Zone (DOZ) mine.  FCX is deferring capital spending in the Grasberg district where practicable.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concession in the Katanga province of the DRC.  FCX is the operator of the project.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of this highly prospective district and expects its ore reserves to increase significantly over time.

Approximately $1.4 billion in aggregate project costs have been incurred through December 31, 2008.  Construction activities are being advanced and initial production is targeted during the second half of 2009.  FCX is responsible for funding 70 percent of the project development costs and is also responsible for financing its partner’s share of certain project overruns.  FCX estimates remaining costs to complete the initial project will be slightly below its previous estimate of $1.75 billion.

Annual production in the initial years of the project is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt.  The initial project at Tenke Fungurume is based on mining and processing ore reserves approximating 120 million metric tons with average ore grades of 2.6 percent copper and 0.35 percent cobalt.  FCX expects the results of drilling activities will enable significant future expansion of initial production rates.  The timing of these expansions will be dependent on a number of factors, including general economic and market conditions.

FCX continues to engage in discussion with representatives of the DRC government regarding the ongoing contract review.  FCX believes its contracts are fair and equitable, comply with Congolese law and are enforceable without modifications.  FCX is continuing to work cooperatively with the government to resolve these matters promptly while continuing with its project development activities.

Exploration Activities.  FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where it currently operates.  Drilling activities were significantly expanded over the last year, which identified additional ore adjacent to existing ore bodies.

Results to date have been positive, providing opportunities for significant future potential reserve additions at Morenci, Bagdad and Sierrita in North America; Cerro Verde in South America and in the high potential Tenke Fungurume district.

The number of drill rigs in operation, which expanded from 26 in March 2007 to approximately 100 in the third quarter of 2008, declined to 44 drill rigs at year-end 2008 in response to weak market conditions.  Exploration expenses in 2008 totaled $248 million and are estimated to approximate $75 million in 2009.  FCX plans to incorporate the significant information obtained through these exploration activities in its future plans during 2009, enabling a significant reduction in 2009 exploration costs, as FCX analyzes drilling results to further define its significant resources.

IMPAIRMENTS AND PROVISIONAL PRICING ADJUSTMENTS

Impairments.  FCX allocated the $25.8 billion purchase price to the estimated fair value of assets acquired and liabilities assumed in the acquisition of Phelps Dodge, with $39.6 billion allocated to assets acquired including $6.2 billion allocated to goodwill.  Metal price projections used to estimate fair values of the net assets acquired in the acquisition of Phelps Dodge ranged from near-term prices of approximately $3.00 per pound for copper declining over an approximate eight-year period to $1.20 per pound and $26 per pound for molybdenum declining over an approximate five-year period to $8.00 per pound, reflecting price expectations at that time.  During the fourth quarter of 2008, FCX completed a review of the carrying values of its long-lived assets.  FCX’s impairment evaluations at December 31, 2008, were based on price assumptions reflecting prevailing copper futures prices approximating $1.40 to $1.50 per pound for three years and a long-term average price of $1.60 per pound.  Molybdenum prices were assumed to average $8.00 per pound.  In addition, during the fourth quarter of 2008, FCX completed its required annual impairment evaluation of goodwill.  For the 2008 periods, these evaluations resulted in the recognition of impairment charges to reduce the carrying values of long-lived assets, other than goodwill, by $10.9 billion ($6.6 billion to net loss or $17.47 per share for fourth quarter and $17.34 per share for the year) and to eliminate the carrying value of goodwill of $6.0 billion ($6.0 billion to net loss or $15.81 per share for fourth quarter and $15.69 per share for the year).

The following table summarizes the final purchase price allocation and compares these amounts to the related fourth-quarter 2008 impairment charges (amounts in billions).

	Phelps Dodge			Fourth-Quarter
	Historical	Fair Value	Final Purchase	2008
	Balances	Adjustments	Price Allocation	Impairments
Cash and cash equivalents	$4.2	$ -	$4.2	$ -
Inventories, including mill &
leach stockpiles	0.9	2.8	3.7	(0.8)
Property, plant and equipment	6.0	16.2	22.2	(10.8)
Other assets	3.1	0.2	3.3	(0.1)
Allocation to goodwill	-	6.2	6.2	(6.0)
Total assets	14.2	25.4	39.6	(17.7)

Deferred income taxes	(0.7)	(6.3)	(7.0)	4.6
Other liabilities	(4.1)	(1.5)	(5.6)	-
Minority interests	(1.2)	-	(1.2)	-
Total net assets	$8.2	$17.6	$25.8	$(13.1)

In connection with FCX’s March 2007 acquisition of Phelps Dodge, product inventories and mill and leach stockpiles were recorded at fair values based on market prices and the outlook at the time for future prices.  Financial accounting standards require that inventories be recorded at the lower of cost or market.  As a result of the recent sharp declines in metals prices, FCX recorded charges to operating income for lower of cost or market inventory adjustments totaling $760 million ($466 million to net loss or $1.23 per share) in fourth-quarter 2008 and $782 million ($479 million to net loss or $1.26 per share) in 2008.  LCM inventory adjustments were based on price assumptions reflecting prevailing copper futures prices approximating $1.40 to $1.50 per pound for three years and a long-term price of $1.60 per pound.  Molybdenum prices were assumed to average $8.00 per pound.  Without offsetting reductions in production costs, further declines in metals prices could result in additional LCM charges in future periods.

Provisional Pricing Adjustments.  For 2008, approximately 54 percent of FCX’s mined copper was sold in concentrate, 27 percent as rod (principally from North America operations) and 19 percent as cathodes.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate sales and some of its cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date) primarily based on quoted LME prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

LME copper prices averaged $1.78 per pound during the fourth quarter of 2008, compared with FCX’s recorded average price of $1.55 per pound.  The applicable forward copper price at the end of the quarter was $1.39 per pound.

At September 30, 2008, 467 million pounds of copper (net of minority interests) were provisionally priced at $2.89 per pound.  Adjustments to these prior period copper sales decreased consolidated revenues by $745 million ($343 million to net loss or $0.91 per share) in the fourth quarter of 2008, compared with a decrease of $257 million ($119 million to net income or $0.29 per share) in the fourth quarter of 2007.  Adjustments to prior year copper sales in 2008 resulted in an increase in consolidated revenues of $268 million ($114 million to net loss or $0.30 per share), compared with a decrease of $42 million ($18 million to net income or $0.05 per share) in 2007.

Approximately half of FCX’s consolidated copper sales during the fourth quarter were provisionally priced at the time of shipment and are subject to final pricing in 2009.  At December 31, 2008, FCX had copper sales of 508 million pounds of copper (net of minority interests) priced at an average of $1.39 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the December 31, 2008, price would have an approximate $16 million effect on FCX’s 2009 net income.  The LME closing settlement price for copper on January 23, 2009, was $1.38 per pound.

CASH, DEBT AND FINANCING TRANSACTIONS

At December 31, 2008, FCX had consolidated cash of $872 million.  Net of minority interests’ share, taxes and other costs, cash available to parent company is $454 million as shown below (in millions):

December 31,
2008
Cash at domestic companies	$112 [a]
Cash from international operations	760
Total consolidated cash	872
Less: Minority interests’ share	(267)
Cash, net of minority interests’ share	605
Taxes and other costs if distributed	(151)
Net cash available to parent company	$454

a.	Includes cash at FCX’s parent and North America mining operations.

At December 31, 2008, FCX had $7.4 billion in debt.  At December 31, 2008, FCX had $150 million of borrowings and $74 million of letters of credit issued under its revolving credit facilities, resulting in total availability of approximately $1.3 billion.  FCX plans to use its credit facility from time to time during 2009 for working capital and short-term funding requirements but does not intend to use the facility for long-term funding items.

FCX has no significant debt maturities in the near-term as indicated in the table below (in millions).

Year
2009	$67
2010	10
2011	135
Total 2009 - 2011	$212

In December 2008, in privately negotiated transactions, FCX induced conversion of 0.3 million shares of its 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock.  To induce the conversion of these shares, FCX issued to the holders an additional aggregate 1.0 million shares of FCX common stock valued at $22 million.  FCX recorded a $22 million charge to preferred dividends in the fourth quarter of 2008.  Preferred dividend savings resulting from these transactions will total approximately $15 million per annum.

OUTLOOK

FCX’s revised operating plans result in reductions of 400 million pounds of copper in 2009 (9 percent) and 800 million pounds of copper in 2010 (17 percent) compared to October 2008 estimates.

Projected sales volumes for the first quarter of 2009 approximate 990 million pounds of copper, 500 thousand ounces of gold and 13 million pounds of molybdenum.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2009 and assuming 2009 average prices of $1.50 per pound of copper, $800 per ounce of gold and $9 per pound of molybdenum, FCX’s consolidated operating cash flows, net of an estimated $0.6 billion of working capital requirements, would approximate $1.0 billion in

2009.  Working capital requirements principally involve the timing of settlements with customers on 2008 provisionally priced sales.  The impact on FCX’s 2009 operating cash flows would approximate $260 million for each $0.10 per pound change for copper, $60 million for each $50 per ounce change for gold and $50 million for each $1 per pound change for molybdenum.  FCX’s capital expenditures are currently estimated to approximate $1.3 billion for 2009 and $1.0 billion for 2010.

FCX expects to fund its capital spending programs and working capital requirements through operating cash flows, available cash and credit facilities.  In addition, FCX may raise additional debt and/or equity capital depending on terms and market conditions.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX is committed to maintaining a strong balance sheet.

During September 2008, FCX suspended its share purchase program in response to market conditions.  The timing of future purchases is dependent upon many factors including the company’s operating results, its cash flow and financial position, its future expansion plans, copper prices, the market price of the common shares and general economic and market conditions.

Because of the recent sharp decline in commodity prices and current uncertain economic conditions, FCX’s Board has suspended its annual common stock dividend.  The Board will continue to review FCX’s financial policy on an ongoing basis.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, and potential future dividend payments and open market purchases of FCX common stock.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page IX, which is available on FCX’s web site, “www.fcx.com.”

A copy of this press release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about fourth-quarter 2008 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 20, 2009.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007		2008		2007
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	162	[a]	159	[a]	168	[a]	159	[a]
Bagdad (100%)	62		51		62		49
Sierrita (100%)	52		37		52		36
Chino (100%)	28		56		35		49
Safford (100%)	44		1		41		-
Tyrone (100%)	24		14		22		13
Miami (100%)	5		5		6		5
Tohono (100%)	1		-		-		1
Other (100%)	1		4		1		4
Total North America	379		327		387		316

South America
Cerro Verde (53.56%)	175		169		179		168
Candelaria/Ojos del Salado (80%)	121		127		129		117
El Abra (51%)	94		95		91		94
Total South America	390		391		399		379

Indonesia
Grasberg (90.64%)	416	[b]	208	[b]	411	[b]	183	[b]
Consolidated	1,185		926		1,197		878

Less minority participants’ share	190		169		192		165
Net	995		757		1,005		713

Consolidated sales from mines					1,197		878
Purchased copper					60		126
Total consolidated sales					1,257		1,004

Average realized price per pound					$1.55		$3.20	[c]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	3		6		4		7
South America (80%)	31		33		33		30
Indonesia (90.64%)	432	[b]	147	[b]	425	[b]	124	[b]
Consolidated	466		186		462		161

Less minority participants’ share	47		20		47		18
Net	419		166		415		143

Consolidated sales from mines					462		161
Purchased gold					1		-
Total consolidated sales					463		161

Average realized price per ounce					$818		$797

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	7		9		N/A		N/A
By-product – North America (100%)	8	[a]	7	[a]	N/A		N/A
By-product – Cerro Verde (53.56%)	1		1		N/A		N/A
Consolidated	16		17		12		19

Less minority participants’ share	-	[d]	-		-	[d]	-
Net	16		17		12		19

Consolidated sales from mines					12		19
Purchased molybdenum					2		2
Total consolidated sales					14		21

Average realized price per pound					$24.55		$27.84

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Includes an addition of $0.04 per pound for mark-to-market accounting adjustment on copper price protection program.
d. Amount rounds to less than 1 million.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007[a]		2008		2007[a]
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	626	[b]	687	[b]	646	[b]	693	[b]
Bagdad (100%)	227		202		226		200
Sierrita (100%)	188		150		184		157
Chino (100%)	155		190		174		186
Safford (100%)	133		1		107		-
Tyrone (100%)	76		50		71		53
Miami (100%)	19		20		20		24
Tohono (100%)	2		3		2		3
Other (100%)	4		17		4		16
Total North America	1,430		1,320	[c]	1,434		1,332	[c]

South America
Cerro Verde (53.56%)	694		594		701		587
Candelaria/Ojos del Salado (80%)	446		453		455		447
El Abra (51%)	366		366		365		365
Total South America	1,506		1,413	[c]	1,521		1,399	[c]

Indonesia
Grasberg (90.64%)	1,094	[d]	1,151	[d]	1,111	[d]	1,131	[d]
Consolidated	4,030		3,884		4,066		3,862

Less minority participants’ share	693		653		699		647
Net	3,337		3,231		3,367		3,215

Consolidated sales from mines					4,066		3,862
Purchased copper					483		650
Total consolidated sales					4,549		4,512

Average realized price per pound					$2.69		$3.22	[e]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	14		15		16		21
South America (80%)	114		116	[f]	116		114	[f]
Indonesia (90.64%)	1,163	[d]	2,198	[d]	1,182	[d]	2,185	[d]
Consolidated	1,291		2,329		1,314		2,320

Less minority participants’ share	132		229		134		228
Net	1,159		2,100		1,180		2,092

Consolidated sales from mines					1,314		2,320
Purchased gold					2		6
Total consolidated sales					1,316		2,326

Average realized price per ounce					$861		$681

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	40		39		N/A		N/A
By-product – North America (100%)	30	[b]	30	[b]	N/A		N/A
By-product – Cerro Verde (53.56%)	3		1		N/A		N/A
Consolidated	73		70	[g]	71		69	[g]

Less minority participants’ share	1		-		1		-
Net	72		70		70		69

Consolidated sales from mines					71		69
Purchased molybdenum					8		9
Total consolidated sales					79		78

Average realized price per pound					$30.55		$25.87

a. For comparative purposes, the year ended December 31, 2007, data combines FCX’s historical data with Phelps Dodge’s pre-acquisition data.
b. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c. Includes Phelps Dodge pre-acquisition North America copper production of 258 million pounds and sales of 283 million pounds and South America copper production of 259 million pounds and sales of 222 million pounds.

d. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e. Includes reduction of $0.05 per pound for mark-to-market accounting adjustment on Phelps Dodge’s 2007 copper price protection program.
f. Includes Phelps Dodge pre-acquisition gold production of 21 thousand ounces and sales of 18 thousand ounces.
g. Includes Phelps Dodge pre-acquisition molybdenum production of 14 million pounds and sales of 17 million pounds.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007 [a]

100% North America Copper Mines Operating Data, Including Joint Venture Interest

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,080,000	971,800	1,095,200	798,200
Average copper ore grade (percent)	0.24	0.24	0.22	0.23
Copper production (millions of recoverable pounds)	260	218	943	940

Mill Operations
Ore milled (metric tons per day)	248,700	232,300	249,600	223,800
Average ore grades (percent):
Copper	0.40	0.40	0.40	0.35
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	82.6	82.9	82.9	84.5
Production (millions of recoverable pounds):
Copper	149	137	599	501
Molybdenum (by-product)	8	7	30	30

100% South America Copper Mines Operating Data

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	280,000	289,600	279,700	289,100
Average copper ore grade (percent)	0.48	0.42	0.45	0.43
Copper production (millions of recoverable pounds)	142	139	560	569

Mill Operations
Ore milled (metric tons per day)	188,000	180,300	181,400	167,900
Average ore grades (percent):
Copper	0.76	0.80	0.75	0.74
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	88.9	88.7	89.2	87.1
Production (millions of recoverable pounds):
Copper	248	252	946	844
Molybdenum	1	1	3	1

100% Indonesia Mining Operating Data, Including Joint Venture Interest

Ore milled (metric tons per day)	215,149	208,600	192,884	212,600

Average ore grades:
Copper (percent)	1.01	0.65	0.83	0.82
Gold (grams per metric ton)	0.85	0.52	0.66	1.24

Recovery rates (percent):
Copper	90.8	88.8	90.1	90.5
Gold	82.2	76.5	79.9	86.2

Production (recoverable):
Copper (millions of pounds)	384	227	1,109	1,211
Gold (thousands of ounces)	432	246	1,163	2,608

100% Molybdenum Operating Data

Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	16,900	24,000	24,100	24,000
Average molybdenum ore grade (percent)	0.25	0.23	0.23	0.23
Molybdenum production (millions of recoverable pounds)	7	9	40	39

a. For comparative purposes, the year ended December 31, 2007, data combines FCX’s historical data with Phelps Dodge’s pre-acquisition data.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2008		2007	2008		2007[a]
	(In Millions, Except Per Share Amounts)
Revenues	$2,067	[b]	$4,184 [b]	$17,796	[b]	$16,939	[b]
Cost of sales:
Production and delivery	2,126	[c]	2,422 [c]	10,416	[c]	8,527	[c]
Depreciation, depletion and amortization	460	[c]	400 [c]	1,782	[c]	1,246	[c]
Lower of cost or market inventory adjustments	760		-	782		-
Total cost of sales	3,346		2,822	12,980		9,773
Selling, general and administrative expenses	(31)[d]		152	269	[d]	466
Exploration and research expenses	83		58	292		145
Asset impairments and other charges	16,961	[e]	-	16,965	[e]	-
Total costs and expenses	20,359		3,032	30,506		10,384
Operating (loss) income	(18,292)		1,152	(12,710)		6,555
Interest expense, net	(140)[f]		(127)	(584)[f]		(513)
Losses on early extinguishment of debt	-		(2)	(6)		(173)
Gains on sales of assets	-		-	13	[g]	85	[g]
Other (expense) income, net	(19)		47	(22)		157
(Loss) income from continuing operations before income taxes, minority interests
and equity in affiliated companies’ net (losses) earnings	(18,451)		1,070	(13,309)		6,111
Benefit from (provision for) income taxes	4,471		(525)	2,844		(2,400)
Minority interests in consolidated subsidiaries	131		(63)	(617)		(791)
Equity in affiliated companies’ net (losses) earnings	(1)		5	15		22
(Loss) income from continuing operations	(13,850)		487	(11,067)		2,942
(Loss) income from discontinued operations, net of taxes	-		(9)[h]	-		35	[h]
Net (loss) income	(13,850)		478	(11,067)		2,977
Preferred dividends and losses on induced conversions	(83	) [i]	(64)	(274	) [i]	(208)
Net (loss) income applicable to common stock	$(13,933)		$414	$(11,341)		$2,769

Basic net (loss) income per share of common stock:
Continuing operations	$(36.78)		$1.10	$(29.72)		$8.02
Discontinued operations	-		(0.02)[h]	-		0.10	[h]
Basic net (loss) income per share of common stock	$(36.78)		$1.08	$(29.72)		$8.12

Diluted net (loss) income per share of common stock:
Continuing operations	$(36.78)		$1.07	$(29.72)		$7.41
Discontinued operations	-		(0.02)[h]	-		0.09	[h]
Diluted net (loss) income per share of common stock	$(36.78)		$1.05 [j]	$(29.72)		$7.50	[j]

Average common shares outstanding:
Basic	379	[k]	382 [k]	382	[k]	341	[k]
Diluted	379		409 [j]	382		397	[j]

Dividends declared per share of common stock	$-		$0.4375	$1.375		$1.375

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(continued)

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
Includes positive (negative) adjustments to prior period copper sales totaling $(745) million in fourth-quarter 2008, $(257) million in fourth-quarter 2007, $268 million in year 2008 and $(42) million in year 2007.  In addition, mark-to-market accounting adjustments on the 2007 copper price protection program totaled $37 million in fourth-quarter 2007 and $(175) million in year 2007.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production and delivery costs by $32 million in fourth-quarter 2008, $126 million in fourth-quarter 2007, $124 million in year 2008 and $781 million in year 2007, and increased depreciation, depletion and amortization by $213 million in fourth-quarter 2008, $226 million in fourth-quarter 2007, $888 million in year 2008 and $595 million in year 2007.

d.
Includes adjustments to compensation expense attributable to 2008 financial results resulting in a reduction of general & administrative expenses totaling $105 million in fourth-quarter 2008 and $33 million in 2008.

e.	Includes asset impairments of $10.9 billion, goodwill impairments of $6.0 billion, and restructuring and other charges of $111 million.
f.
Includes net interest expense of $31 million in fourth-quarter 2008 and $101 million in year 2008 primarily associated with accretion on the fair values (discounted cash flow basis) of environmental liabilities assumed in the acquisition of Phelps Dodge.

g.	Primarily represents gains on sales of other assets in the year 2008 and gains on sales of marketable equity securities in the 2007 periods.
h.	Relates to the operations of Phelps Dodge International Corporation (PDIC), which FCX sold on October 31, 2007.
i.
Includes a charge of $22 million to reflect privately negotiated transactions to induce conversion of approximately 0.3 million shares of FCX’s 5½% Convertible Perpetual Preferred Stock with a liquidation preference of $268 million into 5.8 million shares of FCX common stock. To induce conversion of these shares, FCX issued an additional aggregate 1.0 million shares of common stock.

j.
Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of dividends totaling $15 million in fourth-quarter 2007 and $60 million in year 2007. Also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting exclusion of dividends totaling $147 million in year 2007. This instrument was not dilutive for fourth-quarter 2007. The assumed conversions result in the inclusion of 23 million common shares in fourth-quarter 2007 and 53 million common shares in year 2007.

k.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2008	2007
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$872	$1,626
Trade accounts receivable	374	1,099
Other accounts receivable	838	196
Inventories:
Product	1,068	1,360
Materials and supplies, net	1,124	818
Mill and leach stockpiles	571	707
Other current assets	304	97
Total current assets	5,151	5,903
Property, plant, equipment and development costs, net	16,002	25,715
Goodwill	-	6,105
Long-term mill and leach stockpiles	1,145	1,106
Intangible assets, net	364	472
Trust assets	142	606
Other assets	467	754
Total assets	$23,271	$40,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,715	$2,345
Accrued income taxes	163	420
Current portion of reclamation and environmental liabilities	162	263
Current portion of long-term debt and short-term borrowings	67	31
Dividends payable	44	212
Copper price protection program	-	598
Total current liabilities	3,151	3,869
Long-term debt, less current portion:
Senior notes	6,884	6,928
Project financing, equipment loans and other	250	252
Revolving credit facility	150	-
Total long-term debt, less current portion	7,284	7,180
Deferred income taxes	2,241	7,300
Reclamation and environmental liabilities, less current portion	1,951	1,733
Other liabilities	1,526	1,106
Total liabilities	16,153	21,188
Minority interests in consolidated subsidiaries	1,328	1,239
Stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	832	1,100
6¾% Mandatory Convertible Preferred Stock	2,875	2,875
Common stock	51	50
Capital in excess of par value	13,989	13,407
Retained earnings (accumulated deficit)	(8,267)	3,601
Accumulated other comprehensive income (loss)	(288)	42
Common stock held in treasury	(3,402)	(2,841)
Total stockholders’ equity	5,790	18,234
Total liabilities and stockholders’ equity	$23,271	$40,661

VI

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2008	2007
	(In Millions)

Cash flow from operating activities:
Net (loss) income	$(11,067)	$2,977
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,782	1,264
Minority interests in consolidated subsidiaries	617	802
Asset impairments	16,854	-
Lower of cost or market inventory adjustments	782	-
Pension and postretirement special benefits and curtailments	61	-
Stock-based compensation	98	144
Charges for reclamation and environmental liabilities, including accretion	181	32
Unrealized losses on copper price protection program	-	175
Losses on early extinguishment of debt	6	173
Deferred income taxes	(4,653)	(288)
Gains on sales of assets	(13)	(85)
Decrease in long-term mill and leach stockpiles	(225)	(48)
Amortization of intangible assets/liabilities and other, net	117	45
(Increases) decreases in working capital, excluding amounts acquired from Phelps Dodge:
Accounts receivable	542	428
Inventories	(478)	272
Other current assets	(91)	21
Accounts payable and accrued liabilities	(171)	400
Accrued income taxes	(767)	24
Settlement of reclamation and environmental liabilities	(205)	(111)
Net cash provided by operating activities	3,370	6,225

Cash flow from investing activities:
North America capital expenditures	(846)	(933)
South America capital expenditures	(323)	(123)
Indonesia capital expenditures	(444)	(368)
Africa capital expenditures	(1,058)	(266)
Other capital expenditures	(37)	(65)
Acquisition of Phelps Dodge, net of cash acquired	(1)	(13,910)
Net proceeds from the sale of Phelps Dodge International Corporation	-	597
Proceeds from the sales of assets	47	260
Decrease in global reclamation and remediation trusts	430	-
Other, net	(86)	(53)
Net cash used in investing activities	(2,318)	(14,861)

Cash flow from financing activities:
Proceeds from term loans under bank credit facility	-	12,450
Repayments of term loans under bank credit facility	-	(12,450)
Net proceeds from sales of senior notes	-	5,880
Net proceeds from sale of common stock	-	2,816
Net proceeds from sale of 6¾% Mandatory Convertible Preferred Stock	-	2,803
Proceeds from revolving credit facility and other debt	890	744
Repayments of other debt and redemption of preferred stock	(766)	(1,069)
Purchases of FCX common stock	(500)	-
Cash dividends paid:
Common stock	(693)	(421)
Preferred stock	(255)	(175)
Minority interests	(730)	(967)
Net proceeds from (payments for) exercised stock options	22	(14)
Excess tax benefit from exercised stock options	25	16
Bank credit facilities fees and other, net	201	(258)
Net cash (used in) provided by financing activities	(1,806)	9,355

Net (decrease) increase in cash and cash equivalents	(754)	719
Cash and cash equivalents at beginning of year	1,626	907
Cash and cash equivalents at end of year	$872	$1,626

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

The following unaudited pro forma financial information assumes that FCX acquired Phelps Dodge effective January 1, 2007. The most significant adjustments relate to the purchase accounting impacts of increases in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metal prices and assumptions:

	Historical
		Phelps	Pro Forma	Pro Forma
	FCX	Dodge[a]	Adjustments	Consolidated
Year Ended December 31, 2007
Revenues	$16,939	$2,294	$–	$19,233	[b]
Operating income	6,555	793	(178)	7,170	[b,c]

a.
For the year ended December 31, 2007, represents the results of Phelps Dodge’s operations from January 1, 2007, through March 19, 2007. Beginning March 20, 2007, the results of Phelps Dodge’s operations are included in FCX’s consolidated financial information.

b.
Includes charges to revenues for mark-to-market accounting adjustments on copper price protection programs totaling $195 million. Also includes credits for amortization of acquired intangible liabilities totaling $120 million.

c.
Includes charges associated with the impacts of the increases in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment, and also includes the amortization of intangible assets and liabilities resulting from the acquisition totaling $1.7 billion.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations. In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, lower of cost or market adjustments, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

In addition, for comparative purposes, FCX has presented revenues and net cash costs for the North America copper mines, South America copper mines and Henderson molybdenum mine for the year ended December 31, 2007, on a combined basis, which reflects FCX’s historical results combined with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007. As the pre-acquisition results represent the results of the North America and South America copper mines and the Molybdenum operations under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or future operating results. Presentations under both the by-product and co-product methods are shown together with reconciliations to amounts reported in FCX’s consolidated financial statements and in FCX’s consolidated pro forma financial data for the year ended December 31, 2007 (see page VIII).

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, excluding adjustments shown below	$710	$710	$172	$13		$895

Site production and delivery, before net noncash
and nonrecurring costs shown below	745	643	109	8		760
By-product credits[a]	(170)	-	-	-		-
Treatment charges	34	33	-	1		34
Net cash costs	609	676	109	9		794
Depreciation, depletion and amortization	203	175	27	1		203
Noncash and nonrecurring costs, net	663 [c]	625	36	2		663
Total costs	1,475	1,476	172	12		1,660
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(91)	(91)	-	-		(91)
Idle facility and other non-inventoriable costs	(42)	(41)	(1)	-		(42)
Gross profit (loss)	$(898)	$(898)	$(1)	$1		$(898)

Copper sales (in million pounds)	386	386
Molybdenum sales (in million pounds) [d]			8

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$1.84	$1.84	$22.41

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.93	1.67	14.17
By-product credits	(0.44)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.58	1.76	14.17
Depreciation, depletion and amortization	0.52	0.45	3.47
Noncash and nonrecurring costs, net	1.72 [c]	1.62	4.73
Total unit costs	3.82	3.83	22.37
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.24)	(0.24)	-
Idle facility and other non-inventoriable costs	(0.11)	(0.10)	(0.15)
Gross loss per pound	$(2.33)	$(2.33)	$(0.11)

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$895	$760	$203
Net noncash and nonrecurring costs per above	N/A	663 [c]	N/A
Treatment charges per above	N/A	34	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	(91)	N/A	N/A
Eliminations and other	(8)	39	2
North America copper mines	796	1,496	205
South America copper mines	123	463	131
Indonesia mining	542	484	77
Africa mining	-	4	2
Molybdenum	371	331	32
Rod & Refining	701	696	3
Atlantic Copper Smelting & Refining	327	316	8
Corporate, other & eliminations	(793)	(904)	2
As reported in FCX’s consolidated financial
statements	$2,067	$2,886 [e]	$460

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $639 million ($1.66 per pound) for lower of cost or market inventory adjustments.
d. Reflects molybdenum produced by the North America copper mines.
e. Includes lower of cost or market inventory adjustments of $760 million.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, excluding adjustments shown below	$1,045	$1,045	$207		$18		$1,270

Site production and delivery, before net noncash
and nonrecurring costs shown below	485	411	82		2		495
By-product credits[a]	(215)	-	-		-		-
Treatment charges	34	33	-		1		34
Net cash costs	304	444	82		3		529
Depreciation, depletion and amortization[c]	166	141	25		-		166
Noncash and nonrecurring costs, net[c]	30	27	3		-		30
Total costs	500	612	110		3		725
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(13)	(13)	-		-		(13)
Idle facility and other non-inventoriable costs	(39)	(39)	-		-		(39)
Gross profit	$493	$381	$97		$15		$493

Copper sales (in million pounds)	312	312
Molybdenum sales (in million pounds)[d]			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.35	$3.35	$31.90

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.56	1.32	12.53
By-product credits	(0.69)	-	-
Treatment charges	0.11	0.11	-
Unit net cash costs	0.98	1.43	12.53
Depreciation, depletion and amortization[c]	0.53	0.45	3.84
Noncash and nonrecurring costs, net[c]	0.09	0.08	0.48
Total unit costs	1.60	1.96	16.85
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.04)	(0.04)	-
Idle facility and other non-inventoriable costs	(0.13)	(0.13)	(0.09)
Gross profit per pound	$1.58	$1.22	$14.96

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,270	$495	$166
Net noncash and nonrecurring costs per above	N/A	30	N/A
Treatment charges per above	N/A	34	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging per above	(13)	N/A	N/A
Eliminations and other	1	55	5
North America copper mines	1,258	614	171
South America copper mines	1,010	403	120
Indonesia mining	500	324	41
Africa mining	-	4	1
Molybdenum	712	449	47
Rod & Refining	1,359	1,362	1
Atlantic Copper Smelting & Refining	627	620	9
Corporate, other & eliminations	(1,282)	(1,354)	10
As reported in FCX’s consolidated financial statements	$4,184	$2,422	$400

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008. Additionally, the inventory impacts on noncash and nonrecurring costs were mostly realized during 2007.

d. Reflects molybdenum produced by the North America copper mines.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, excluding adjustments shown below	$4,382	$4,382	$892	$72		$5,346

Site production and delivery, before net noncash
and nonrecurring costs shown below	2,681	2,326	374	35		2,735
By-product credits[a]	(910)	-	-	-		-
Treatment charges	134	130	-	4		134
Net cash costs	1,905	2,456	374	39		2,869
Depreciation, depletion and amortization	753	664	83	6		753
Noncash and nonrecurring costs, net	743 [c]	701	39	3		743
Total costs	3,401	3,821	496	48		4,365
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(71)	(71)	-	-		(71)
Idle facility and other non-inventoriable costs	(85)	(83)	(2)	-		(85)
Gross profit	$825	$407	$394	$24		$825

Copper sales (in million pounds)	1,430	1,430
Molybdenum sales (in million pounds) [d]			30

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.07	$3.07	$30.25

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.88	1.63	12.67
By-product credits	(0.64)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.33	1.72	12.67
Depreciation, depletion and amortization	0.53	0.46	2.81
Noncash and nonrecurring costs, net	0.52 [c]	0.49	1.34
Total unit costs	2.38	2.67	16.82
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.05)	(0.05)	-
Idle facility and other non-inventoriable costs	(0.06)	(0.06)	(0.05)
Gross profit per pound	$0.58	$0.29	$13.38

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,346	$2,735	$753
Net noncash and nonrecurring costs per above	N/A	743 [c]	N/A
Treatment charges per above	N/A	134	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	(71)	N/A	N/A
Eliminations and other	(10)	96	17
North America copper mines	5,265	3,708	770
South America copper mines	4,166	1,854	511
Indonesia mining	3,412	1,792	222
Africa mining	-	16	6
Molybdenum	2,488	1,629	192
Rod & Refining	5,557	5,527	8
Atlantic Copper Smelting & Refining	2,341	2,276	35
Corporate, other & eliminations	(5,433)	(5,604)	38
As reported in FCX’s consolidated financial
statements	$17,796	$11,198 [e]	$1,782

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $661 million ($0.46 per pound) for lower of cost or market inventory adjustments.
d. Reflects molybdenum produced by the North America copper mines.
e. Includes total lower of cost or market inventory adjustments of $782 million.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs (Combined)[a]

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[b]	Other	[c]	Total

Revenues, excluding adjustments primarily for
pricing on prior period open sales and hedging	$4,273	$4,273	$865		$61		$5,199

Site production and delivery, before net noncash
and nonrecurring costs	1,883	1,616	308		21		1,945
By-product credits[b]	(865)	-	-		-		-
Treatment charges	119	116	-		3		119
Net cash costs	$1,137	$1,732	$308		$24		$2,064

Copper sales (in million pounds)	1,316	1,316
Molybdenum sales (in million pounds) [d]			30

Combined revenues and costs per pound of copper and molybdenum:

Revenues, excluding adjustments primarily for
pricing on prior period open sales and hedging	$3.25	$3.25	$29.31

Site production and delivery, before net noncash
and nonrecurring costs	1.43	1.23	10.42
By-product credits[b]	(0.66)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	$0.86	$1.32	$10.42

Reconciliation to Amounts Reported
		Production
(In Millions)	Revenues	and Delivery
Totals presented above	$5,199	$1,945
Net noncash and nonrecurring costs	N/A	21
Treatment charges per above	N/A	119
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(170)	N/A
Purchase accounting adjustments	-	344
Eliminations and other	17	166
Combined North America copper mines	5,046	2,595
Combined South America copper mines	4,438	1,465
Indonesia mining	4,808	1,388
Combined Africa mining	-	8
Combined Molybdenum	2,193	1,593
Combined Rod & Refining	6,437	6,411
Atlantic Copper Smelting & Refining	2,388	2,329
Eliminations and other	(6,077)	(5,979)
As reported in FCX’s pro forma consolidated
financial results	$19,233	$9,810

a. For comparative purposes, the year ended December 31, 2007 combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, which assume the acquisition of Phelps Dodge was effective January 1, 2007. As the pre-acquisition results represent the results of the North America copper mines under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
c. Includes gold and silver product revenues and production costs.
d. Reflects molybdenum produced by the North America copper mines.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other [a]	Total

Revenues, excluding adjustments shown below	$577	$577	$49	$626

Site production and delivery, before net noncash
and nonrecurring costs shown below	417	388	38	426
By-product credits	(40)	-	-	-
Treatment charges	30	30	-	30
Net cash costs	407	418	38	456
Depreciation, depletion and amortization	129	119	10	129
Noncash and nonrecurring costs, net	34 [b]	31	3	34
Total costs	570	568	51	619
Revenue adjustments, primarily for pricing
on prior period open sales	(464)	(464)	-	(464)
Other non-inventoriable costs	(13)	(12)	(1)	(13)
Gross loss	$(470)	$(467)	$(3)	$(470)

Copper sales (in million pounds)	399	399

Gross profit (loss) per pound of copper:

Revenues, excluding adjustments shown below	$1.45	$1.45

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.05	0.97
By-product credits	(0.10)	-
Treatment charges	0.07	0.07
Unit net cash costs	1.02	1.04
Depreciation, depletion and amortization	0.32	0.30
Noncash and nonrecurring costs, net	0.09 [b]	0.08
Total unit costs	1.43	1.42
Revenue adjustments, primarily for pricing
on prior period open sales	(1.17)	(1.17)
Other non-inventoriable costs	(0.03)	(0.03)
Gross loss per pound	$(1.18)	$(1.17)

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$626	$426	$129
Net noncash and nonrecurring costs per above	N/A	34 [b]	N/A
Less: Treatment charges per above	(30)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(464)	N/A	N/A
Purchased metal	5	5	N/A
Eliminations and other	(14)	(2)	2
South America copper mines	123	463	131
North America copper mines	796	1,496	205
Indonesia mining	542	484	77
Africa mining	-	4	2
Molybdenum	371	331	32
Rod & Refining	701	696	3
Atlantic Copper Smelting & Refining	327	316	8
Corporate, other & eliminations	(793)	(904)	2
As reported in FCX’s consolidated financial statements	$2,067	$2,886 [c]	$460

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes charges of $10 million ($0.02 per pound) associated with lower of cost or market inventory adjustments.
c. Includes lower of cost or market inventory adjustments of $760 million.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, excluding adjustments shown below	$1,160	$1,160	$54		$1,214

Site production and delivery, before net noncash
and nonrecurring costs shown below	364	347	24		371
By-product credits	(47)	-	-		-
Treatment charges	67	67	-		67
Net cash costs	384	414	24		438
Depreciation, depletion and amortization[b]	119	113	6		119
Noncash and nonrecurring costs, net[b]	28	26	2		28
Total costs	531	553	32		585
Revenue adjustments, primarily for pricing
on prior period open sales	(145)	(145)	-		(145)
Other non-inventoriable costs	(13)	(12)	(1)		(13)
Gross profit	$471	$450	$21		$471

Copper sales (in million pounds)	379	379

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$3.06	$3.06

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.96	0.91
By-product credits	(0.12)	-
Treatment charges	0.18	0.18
Unit net cash costs	1.02	1.09
Depreciation, depletion and amortization[b]	0.31	0.30
Noncash and nonrecurring costs, net[b]	0.08	0.07
Total unit costs	1.41	1.46
Revenue adjustments, primarily for pricing
on prior period open sales	(0.38)	(0.38)
Other non-inventoriable costs	(0.03)	(0.03)
Gross profit per pound	$1.24	$1.19

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,214	$371	$119
Net noncash and nonrecurring costs per above	N/A	28	N/A
Less: Treatment charges per above	(67)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(145)	N/A	N/A
Purchased metal	27	27	N/A
Eliminations and other	(19)	(23)	1
South America copper mines	1,010	403	120
North America copper mines	1,258	614	171
Indonesia mining	500	324	41
Africa mining	-	4	1
Molybdenum	712	449	47
Rod & Refining	1,359	1,362	1
Atlantic Copper Smelting & Refining	627	620	9
Corporate, other & eliminations	(1,282)	(1,354)	10
As reported in FCX’s consolidated financial statements	$4,184	$2,422	$400

a. Includes gold and silver product revenues and production costs.
b. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, excluding adjustments shown below	$3,910	$3,910	$216		$4,126

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,711	1,631	102		1,733
By-product credits	(194)	-	-		-
Treatment charges	211	211	-		211
Net cash costs	1,728	1,842	102		1,944
Depreciation, depletion and amortization	508	483	25		508
Noncash and nonrecurring costs, net	103 [b]	100	3		103
Total costs	2,339	2,425	130		2,555
Revenue adjustments, primarily for pricing
on prior period open sales	230	230	-		230
Other non-inventoriable costs	(37)	(34)	(3)		(37)
Gross profit	$1,764	$1,681	$83		$1,764

Copper sales (in million pounds)	1,521	1,521

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$2.57	$2.57

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.13	1.07
By-product credits	(0.13)	-
Treatment charges	0.14	0.14
Unit net cash costs	1.14	1.21
Depreciation, depletion and amortization	0.33	0.32
Noncash and nonrecurring costs, net	0.07 [b]	0.06
Total unit costs	1.54	1.59
Revenue adjustments, primarily for pricing
on prior period open sales	0.15	0.15
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.16	$1.11

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,126	$1,733	$508
Net noncash and nonrecurring costs per above	N/A	103 [b]	N/A
Less: Treatment charges per above	(211)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	230	N/A	N/A
Purchased metal	196	193	N/A
Eliminations and other	(175)	(175)	3
South America copper mines	4,166	1,854	511
North America copper mines	5,265	3,708	770
Indonesia mining	3,412	1,792	222
Africa mining	-	16	6
Molybdenum	2,488	1,629	192
Rod & Refining	5,557	5,527	8
Atlantic Copper Smelting & Refining	2,341	2,276	35
Corporate, other & eliminations	(5,433)	(5,604)	38
As reported in FCX’s consolidated financial statements	$17,796	$11,198 [c]	$1,782

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes charges of $10 million ($0.01 per pound) associated with lower of cost or market inventory adjustments.
c. Includes lower of cost or market inventory adjustments of $782 million.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs (Combined)[a]

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[b]	Total

Revenues, excluding adjustments primarily for
pricing on prior period open sales and hedging	$4,550	$4,550	$140		$4,690

Site production and delivery, before net noncash
and nonrecurring costs	1,268	1,224	58		1,282
By-product credits	(126)	-	-		-
Treatment charges	282	279	3		282
Net cash costs	$1,424	$1,503	$61		$1,564

Copper sales (in million pounds)	1,399	1,399

Combined revenues and costs per pound of copper and molybdenum:

Revenues, excluding adjustments primarily for
pricing on prior period open sales and hedging	$3.25	$3.25

Site production and delivery, before net noncash
and nonrecurring costs	0.91	0.87
By-product credits	(0.09)	-
Treatment charges	0.20	0.20
Unit net cash costs	$1.02	$1.07

Reconciliation to Amounts Reported
		Production
(In Millions)	Revenues	and Delivery
Totals presented above	$4,690	$1,282
Net noncash and nonrecurring costs	N/A	3
Treatment charges per above	(282)	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	25	N/A
Purchased metal	218	218
Purchase accounting adjustments	9	169
Eliminations and other	(222)	(207)
Combined South America copper mines	4,438	1,465
Combined North America copper mines	5,046	2,595
Indonesia mining	4,808	1,388
Combined Africa mining	-	8
Combined Molybdenum	2,193	1,593
Combined Rod & Refining	6,437	6,411
Atlantic Copper Smelting & Refining	2,388	2,329
Eliminations and other	(6,077)	(5,979)
As reported in FCX’s pro forma consolidated
financial results	$19,233	$9,810

a. For comparative purposes, the year ended December 31, 2007 combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, which assume the acquisition of Phelps Dodge was effective January 1, 2007. As the pre-acquisition results represent the results of the North America copper mines under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Includes gold and silver product revenues and production costs.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$573	$573	$339	$9	$921

Site production and delivery, before net noncash
and nonrecurring costs shown below	477	297	175	5	477
Gold and silver credits	(348)	-	-	-	-
Treatment charges	72	45	26	1	72
Royalty on metals	27	16	11	-	27
Net cash costs	228	358	212	6	576
Depreciation and amortization	72	44	27	1	72
Noncash and nonrecurring costs, net	7	5	2	-	7
Total costs	307	407	241	7	655
Revenue adjustments, primarily for pricing on
prior period open sales	(280)	(280)	-	-	(280)
PT Smelting intercompany profit	13	8	5	-	13
Gross profit (loss)	$(1)	$(106)	$103	$2	$(1)

Sales
Copper (in million pounds)	411	411
Gold (in thousand ounces)			425
Silver (in thousand ounces)				1,108

Gross profit (loss) per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$1.39	$1.39	$818.67	$10.10

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.16	0.72	413.13	4.44
Gold and silver credits	(0.85)	-	-	-
Treatment charges	0.18	0.11	62.58	0.67
Royalty on metals	0.06	0.04	23.13	0.25
Unit net cash costs	0.55	0.87	498.84	5.36
Depreciation and amortization	0.17	0.11	61.83	0.67
Noncash and nonrecurring costs, net	0.02	0.01	6.45	0.07
Total unit costs	0.74	0.99	567.12	6.10
Revenue adjustments, primarily for pricing on
prior period open sales	(0.68)	(0.68)	(20.92)	(1.52)
PT Smelting intercompany profit	0.03	0.02	11.38	0.12
Gross profit (loss) per pound/ounce	$-	$(0.26)	$242.01	$2.60

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$921	$477	$72
Net noncash and nonrecurring costs per above	N/A	7	N/A
Less: Treatment charges per above	(72)	N/A	N/A
Royalty per above	(27)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(280)	N/A	N/A
Eliminations and other	-	-	5
Indonesia mining	542	484	77
North America copper mines	796	1,496	205
South America copper mines	123	463	131
Africa mining	-	4	2
Molybdenum	371	331	32
Rod & Refining	701	696	3
Atlantic Copper Smelting & Refining	327	316	8
Corporate, other & eliminations	(793)	(904)	2
As reported in FCX’s consolidated
financial statements	$2,067	$2,886 [a]	$460

a. Includes lower of cost or market inventory adjustments of $760 million.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$592	$592	$110	$7	$709

Site production and delivery, before net noncash
and nonrecurring costs shown below	303	253	47	3	303
Gold and silver credits	(117)	-	-	-	-
Treatment charges	54	45	8	1	54
Royalty on metals	15	13	2	-	15
Net cash costs	255	311	57	4	372
Depreciation and amortization	41	34	7	-	41
Noncash and nonrecurring costs, net	21	17	4	-	21
Total costs	317	362	68	4	434
Revenue adjustments, primarily for pricing on
prior period open sales	(140)	(140)	-	-	(140)
PT Smelting intercompany profit	2	2	-	-	2
Gross profit	$137	$92	$42	$3	$137

Sales
Copper (in million pounds)	183	183
Gold (in thousand ounces)			124
Silver (in thousand ounces)				472

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$3.03	$3.03	$807.28	$13.87

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.66	1.38	377.41	6.51
Gold and silver credits	(0.64)	-	-	-
Treatment charges	0.29	0.25	66.79	1.15
Royalty on metals	0.08	0.07	19.48	-
Unit net cash costs	1.39	1.70	463.68	7.66
Depreciation and amortization	0.23	0.19	51.93	0.90
Noncash and nonrecurring costs, net	0.12	0.09	27.06	0.47
Total unit costs	1.74	1.98	542.67	9.03
Revenue adjustments, primarily for pricing on
prior period open sales	(0.55)	(0.55)	75.95	1.03
PT Smelting intercompany profit	0.01	0.01	2.83	0.05
Gross profit per pound/ounce	$0.75	$0.51	$343.39	$5.92

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$709	$303	$41
Net noncash and nonrecurring costs per above	N/A	21	N/A
Less: Treatment charges per above	(54)	N/A	N/A
Royalty per above	(15)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(140)	N/A	N/A
Indonesia mining	500	324	41
North America copper mines	1,258	614	171
South America copper mines	1,010	403	120
Africa mining	-	4	1
Molybdenum	712	449	47
Rod & Refining	1,359	1,362	1
Atlantic Copper Smelting & Refining	627	620	9
Corporate, other & eliminations	(1,282)	(1,354)	10
As reported in FCX’s consolidated
financial statements	$4,184	$2,422	$400

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments shown below	$2,628	$2,628		$1,025	$50	$3,703

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,762	1,252		487	23	1,762
Gold and silver credits	(1,075)	-		-	-	-
Treatment charges	268	190		74	4	268
Royalty on metals	113	80		31	2	113
Net cash costs	1,068	1,522		592	29	2,143
Depreciation and amortization	222	158		61	3	222
Noncash and nonrecurring costs, net	30	22		8	-	30
Total costs	1,320	1,702		661	32	2,395
Revenue adjustments, primarily for pricing on
prior period open sales	90	90		-	-	90
PT Smelting intercompany profit	17	12		5	-	17
Gross profit	$1,415	$1,028		$369	$18	$1,415

Sales
Copper (in million pounds)	1,112	1,112
Gold (in thousand ounces)				1,182
Silver (in thousand ounces)					3,521

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$2.36	$2.36		$861.43	$13.81

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.59	1.13		412.72	6.69
Gold and silver credits	(0.97)	-		-	-
Treatment charges	0.24	0.17		62.69	1.02
Royalty on metals	0.10	0.07		26.50	0.43
Unit net cash costs	0.96	1.37		501.91	8.14
Depreciation and amortization	0.20	0.14		52.09	0.84
Noncash and nonrecurring costs, net	0.03	0.02		7.18	0.12
Total unit costs	1.19	1.53		561.18	9.10
Revenue adjustments, primarily for pricing on
prior period open sales	0.09	0.09		5.86	0.25
PT Smelting intercompany profit	0.01	0.01		4.18	0.07
Gross profit per pound/ounce	$1.27	$0.93		$310.29	$5.03

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$3,703	$1,762		$222
Net noncash and nonrecurring costs per above	N/A	30		N/A
Less: Treatment charges per above	(268)	N/A		N/A
Royalty per above	(113)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	90	N/A		N/A
Indonesia mining	3,412	1,792		222
North America copper mines	5,265	3,708		770
South America copper mines	4,166	1,854		511
Africa mining	-	16		6
Molybdenum	2,488	1,629		192
Rod & Refining	5,557	5,527		8
Atlantic Copper Smelting & Refining	2,341	2,276		35
Corporate, other & eliminations	(5,433)	(5,604)		38
As reported in FCX’s consolidated
financial statements	$17,796	$11,198	[a]	$1,782

a. Includes lower of cost or market inventory adjustments of $782 million.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$3,777	$3,777	$1,490	$48	$5,315

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,342	954	376	12	1,342
Gold and silver credits	(1,538)	-	-	-	-
Treatment charges	385	274	108	3	385
Royalty on metals	133	94	38	1	133
Net cash costs	322	1,322	522	16	1,860
Depreciation and amortization	199	141	56	2	199
Noncash and nonrecurring costs, net	46	33	12	1	46
Total costs	567	1,496	590	19	2,105
Revenue adjustments, primarily for pricing on
prior period open sales	11	11	-	-	11
PT Smelting intercompany profit	13	10	3	-	13
Gross profit	$3,234	$2,302	$903	$29	$3,234

Sales
Copper (in million pounds)	1,131	1,131
Gold (in thousand ounces)			2,185
Silver (in thousand ounces)				3,593

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$3.32	$3.32	$680.74	$13.31

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.19	0.85	172.23	3.37
Gold and silver credits	(1.36)	-	-	-
Treatment charges	0.34	0.24	49.45	0.97
Royalty on metals	0.12	0.08	17.05	0.33
Unit net cash costs	0.29	1.17	238.73	4.67
Depreciation and amortization	0.17	0.12	25.54	0.50
Noncash and nonrecurring costs, net	0.04	0.03	5.90	0.12
Total unit costs	0.50	1.32	270.17	5.29
Revenue adjustments, primarily for pricing on
prior period open sales	0.03	0.03	1.07	0.03
PT Smelting intercompany profit	0.01	0.01	1.71	0.03
Gross profit per pound/ounce	$2.86	$2.04	$413.35	$8.08

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$5,315	$1,342	$199
Net noncash and nonrecurring costs per above	N/A	46	N/A
Less: Treatment charges per above	(385)	N/A	N/A
Royalty per above	(133)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	11	N/A	N/A
Indonesia mining	4,808	1,388	199
North America copper mines	4,093	2,166	499
South America copper mines	3,879	1,277	378
Africa mining	-	10	2
Molybdenum	1,746	1,287	94
Rod & Refining	5,140	5,119	7
Atlantic Copper Smelting & Refining	2,388	2,329	36
Corporate, other & eliminations	(5,115)	(5,049)	31
As reported in FCX’s consolidated
financial statements	$16,939	$8,527	$1,246

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended
	December 31,
(In Millions)	2008		2007

Revenues	$185		$288

Site production and delivery, before net noncash
and nonrecurring costs shown below	52		47
Net cash costs	52		47
Depreciation and amortization[a]	32		41
Noncash and nonrecurring costs, net	2	[b]	(6)
Total costs	86		82
Gross profit[c]	$99		$206

Molybdenum sales (in million pounds)	7		9

Gross profit per pound of molybdenum:

Revenues	$24.66		$28.66

Site production and delivery, before net noncash
and nonrecurring costs shown below	6.95		4.68
Unit net cash costs	6.95		4.68
Depreciation and amortization[a]	4.33		4.08
Noncash and nonrecurring costs, net	0.22	[b]	(0.64)
Total unit costs	11.50		8.12
Gross profit per pound	$13.16		$20.54

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
			Production	Depletion and
Three Months Ended December 31, 2008	Revenues		and Delivery	Amortization
Totals presented above	$185		$52	$32
Net noncash and nonrecurring costs per above	N/A		2 [b]	N/A
Henderson mine	185		54	32
Other molybdenum operations and eliminations[d]	186		277	-
Molybdenum	371		331	32
North America copper mines	796		1,496	205
South America copper mines	123		463	131
Indonesia mining	542		484	77
Africa mining	-		4	2
Rod & Refining	701		696	3
Atlantic Copper Smelting & Refining	327		316	8
Corporate, other & eliminations	(793)		(904)	2
As reported in FCX’s consolidated financial statements	$2,067		$2,886 [e]	$460

Three Months Ended December 31, 2007
Totals presented above	$288		$47	$41
Net noncash and nonrecurring costs per above	N/A		(6)	N/A
Henderson mine	288		41	41
Other molybdenum operations and eliminations[d]	424		408	6
Molybdenum	712		449	47
North America copper mines	1,258		614	171
South America copper mines	1,010		403	120
Indonesia mining	500		324	41
Africa mining	-		4	1
Rod & Refining	1,359		1,362	1
Atlantic Copper Smelting & Refining	627		620	9
Corporate, other & eliminations	(1,282)		(1,354)	10
As reported in FCX’s consolidated financial statements	$4,184		$2,422	$400

a. The estimated fair values of acquired property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.
b. Includes charges of $1 million ($0.14 per pound) associated with lower of cost or market inventory adjustments.
c. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.

d. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.
e. Includes lower of cost or market inventory adjustments of $760 million.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Year Ended
(In Millions)	December 31,
	2008
Revenues	$1,182
Site production and delivery, before net noncash
and nonrecurring costs shown below	216
Net cash costs	216
Depreciation and amortization	172
Noncash and nonrecurring costs, net	7	[a]
Total costs	395
Gross profit[b]	$787

Molybdenum sales (in million pounds)	40

Gross profit per pound of molybdenum:

Revenues	$29.27
Site production and delivery, before net noncash
and nonrecurring costs shown below	5.36
Unit net cash costs	5.36
Depreciation and amortization	4.25
Noncash and nonrecurring costs, net	0.18	[a]
Total unit costs	9.79
Gross profit per pound	$19.48

Reconciliation to Amounts Reported
					Depreciation,
(In Millions)			Production		Depletion and
	Revenues		and Delivery		Amortization
Totals presented above	$1,182		$216		$172
Net noncash and nonrecurring costs per above	N/A		7	[a]	N/A
Henderson mine	1,182		223		172
Other molybdenum operations and eliminations[c]	1,306		1,406		20
Molybdenum	2,488		1,629		192
North America copper mines	5,265		3,708		770
South America copper mines	4,166		1,854		511
Indonesia mining	3,412		1,792		222
Africa mining	-		16		6
Rod & Refining	5,557		5,527		8
Atlantic Copper Smelting & Refining	2,341		2,276		35
Corporate, other & eliminations	(5,433)		(5,604)		38
As reported in FCX’s consolidated financial statements	$17,796		$11,198	[d]	$1,782

a. Includes charges of $1 million ($0.03 per pound) associated with lower of cost or market inventory adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.
d. Includes lower of cost or market inventory adjustments of $782 million.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs (Combined) [a]

	Year Ended
(In Millions)	December 31, 2007

Revenues	$1,029
Site production and delivery, before net noncash
and nonrecurring costs	171
Net cash costs	$171

Consolidated molybdenum sales (in million pounds)	39

Combined revenues and costs per pound of molybdenum:

Revenues	$26.10
Site production and delivery, before net noncash
and nonrecurring costs shown	4.32
Unit net cash costs	$4.32

Reconciliation to Amounts Reported
		Production
(In Millions)	Revenues	and Delivery

Totals presented above	$1,029	$171
Net noncash and nonrecurring costs	N/A	1
Combined Henderson mine	1,029	172
Other molybdenum operations and eliminations[b]	1,164	1,421
Combined Molybdenum	2,193	1,593
Combined North America copper mines	5,046	2,595
Combined South America copper mines	4,438	1,465
Indonesia mining	4,808	1,388
Combined Africa mining	-	8
Combined Rod & Refining	6,437	6,411
Atlantic Copper Smelting & Refining	2,388	2,329
Eliminations and other	(6,077)	(5,979)
As reported in FCX’s pro forma consolidated financial results	$19,233	$9,810

a. For comparative purposes, the year ended December 31, 2007 combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, which assume the acquisition of Phelps Dodge was effective January 1, 2007. As the pre-acquisition results represent the results of the North America copper mines under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s fourth-quarter 2008 income tax benefit from continuing operation resulted from a benefit from U.S. operations ($3.7 billion) and a benefit on international operations ($789 million). FCX’s benefit for income taxes in 2008 resulted from U.S. operations ($3.4 billion), partly offset by taxes on international operations ($604 million). FCX’s effective tax rate changed from a 39 percent expense in 2007 to a 21 percent benefit in 2008. The difference between our consolidated effective income tax rate in 2008 and the U.S. federal statutory rate of 35 percent primarily was attributable to goodwill impairment charges, which were non-deductible for tax purposes, and the recognition of a valuation allowance against U.S. federal alternative minimum tax credits, partly offset by benefits for percentage depletion and U.S. state income taxes.

FCX’s fourth-quarter 2007 income tax provision from continuing operations resulted from taxes on earnings at international operations ($472 million) and U.S. taxes ($53 million). FCX’s income tax provision for 2007 included taxes on international operations ($2.2 billion) and U.S. taxes ($215 million). The difference between FCX’s consolidated effective income tax rate of approximately 39 percent for the year 2007 and the U.S. federal statutory rate of 35 percent was primarily attributable to (1) an adjustment associated with the reversal of the Phelps Dodge APB Opinion No. 23, “Accounting for Income Taxes – Special Areas,” indefinite reinvestment assertion on certain earnings in South America, (2) withholding taxes related to earnings from Indonesia and South America operations and (3) a U.S. foreign tax credit limitation, partly offset by a U.S. benefit for percentage depletion and an international tax rate differential.

A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for the years 2008 and 2007 follows (in millions, except percentages):

	Year Ended December 31, 2008				Year Ended December 31, 2007
				Income Tax			Income Tax
	Income	Effective		Provision	Income	Effective	Provision
	(Loss)[a]	Tax Rate		(Benefit)	(Loss)[a]	Tax Rate	(Benefit)
U.S.	$2,023	24%		$489	$1,871	30%	$568
South America	2,086	32%		677	2,623	33%	868
Indonesia	1,432	43%		612	2,860	46%	1,326
Asset impairment charges	(10,867)	39%		(4,212)	-	N/A	-
Goodwill impairment charges	(5,987)	N/A		-	-	N/A	-
LCM inventory adjustments	(782)	38%		(299)	-	N/A	-
Purchase accounting adjustments	(1,102)	38%		(423)	(1,264)	37%	(479)
Eliminations and other	(112)	N/A		(47)	21	N/A	6
Adjustment	N/A	N/A		359 [b]	N/A	N/A	111	[c]
Consolidated FCX	$(13,309)	21%	[d]	$(2,844)	$6,111	39%	$2,400

a.	Represents income (loss) from continuing operations before income taxes, minority interests and equity in affiliated companies’ net earnings.
b.	Represents an adjustment to establish a valuation allowance against U.S. federal alternative minimum tax credits.
c.
Represents an adjustment for a one-time charge associated with the reversal of the Phelps Dodge APB Opinion No. 23 indefinite reinvestment assertion on certain earnings in South America. This adjustment was fully offset by a reduction in minority interests’ share of net income.

d.
FCX’s 2009 effective tax rate is expected to be highly sensitive to changes in commodity prices and the mix of income between U.S. and international operations.  At current prices, FCX would generate losses in the U.S. and would not record a tax benefit for these items.  These losses cannot be used to offset income generated in international operations.  Taxes provided on income generated from Indonesia and South America are recorded at the applicable statutory rates.  Therefore, FCX's consolidated rate may be substantially higher than the U.S. federal statutory rate of 35 percent.  Assuming average prices of $1.50 per pound of copper, $800 per ounce of gold and $9 per pound of molybdenum, FCX estimates its effective tax rate would approximate 75 percent in 2009.  The effective rate would increase with lower prices and decrease with higher prices.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

In third-quarter 2008 FCX revised its presentation of the operating divisions to better reflect management’s view of the consolidated FCX operations. For comparative purposes, FCX has also revised the business segments disclosures for the three-month period and year ending December 31, 2007, to conform with the current period presentation.

FCX has organized its mining operations into five primary divisions – North America copper mines, South America copper mines, Indonesia mining, Africa mining and Molybdenum. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” FCX concluded that its operating segments include individual mines. Operating segments that meet SFAS No. 131 thresholds are reportable segments. Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  Until the fourth quarter of 2008, FCX had seven operating copper mines in North America – Morenci, Bagdad, Sierrita, Safford, Miami, Chino and Tyrone. As a result of revised operating plans, Miami and Chino are no longer mining ore. The North America mines division includes the Morenci copper mine as a reportable segment. In addition to copper, the Morenci mine produces molybdenum concentrates as a by-product. Other North America mines include FCX’s other operating southwestern U.S. copper mines. In addition to copper, the Bagdad, Sierrita and Chino mines produce molybdenum, gold and silver.

South America Copper Mines.  FCX has four operating copper mines in South America – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile. The South America mines division includes the Cerro Verde copper mine as a reportable segment. In addition to copper, the Cerro Verde mine produces molybdenum. Other South America mines include FCX’s Chilean copper mines. In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations.

Africa. Africa mining includes FCX’s 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.

Molybdenum. The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities. The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from the North America and South America copper mines that produce molybdenum as a by-product.

Rod & Refining. The Rod & Refining segment consists of copper conversion facilities, including a refinery, four rod mills and a specialty copper products facility. This segment processes copper produced at FCX’s North America mines and purchased copper into copper anode, cathode, rod and custom copper shapes. At times this segment refines copper and produces copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales by the North America, South America and Indonesia mines are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All federal and state income taxes are recorded and managed at the corporate level with the exception of foreign income taxes, which are generally recorded and managed at the applicable mine or operation. In addition, most exploration and research activities are managed at the corporate level, and those costs are not allocated to the operating division or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia	Africa
											Atlantic
											Copper	Corporate,
		Other		Cerro	Other				Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended December 31, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg	Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers[b]	$27	32	59	30	88	118	482 [a]	-	371	692	319	26	2,067
Intersegment	239	498	737	(14)	19	5	60	-	-	9	8	(819)	-
Production and delivery[b]	384	473	857	168	285	453	484	(6)	230	696	316	(904)	2,126
Depreciation, depletion and amortization[b]	88	117	205	47	84	131	77	2	32	3	8	2	460
Lower of cost or market inventory adjustments	302	337	639	-	10	10	-	10	101	-	-	-	760
Selling, general and administrative expenses	-	-	-	-	-	-	(13)	-	4	-	2	(24)	(31)
Exploration and research expenses	-	-	-	-	-	-	-	-	1	-	-	82	83
Asset impairments and other charges[c]	4,553	7,752	12,305	764	1,731	2,495	-	5	2,120	20	-	16	16,961
Operating (loss) income[b]	$(5,061)	(8,149)	(13,210)	(963)	(2,003)	(2,966)	(6)	(11)	(2,117)	(18)	1	35	(18,292)

Interest expense, net	$-	3	3	-	-	-	(3)	8	-	1	4	127	140
Benefit from income taxes	$-	-	-	(70)	(601)	(671)	(2)	(15)	-	-	-	(3,783)	(4,471)
Total assets at December 31, 2008	$2,148	4,050	6,198	3,924	2,394	6,318	4,420	2,685	1,795	266	852	737	23,271
Capital expenditures	$32	79	111	41	53	94	112	360	76	3	15	8	779

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $224 million in fourth-quarter 2008.
b. The following table summarizes the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	-	-	(3)	-	(3)	N/A	-	1	-	N/A	-	(2)
Production and delivery	4	1	5	4	11	15	N/A	-	13	-	N/A	(1)	32
Depreciation, depletion and amortization	54	68	122	21	53	74	N/A	-	21	-	N/A	(4)	213
Reduction of operating income	$58	69	127	28	64	92	N/A	-	33	-	N/A	(5)	247

c. The following table summarizes the impact of asset impairments and other charges on operating income:

Asset impairments	$2,682	5,407	8,089	-	1,359	1,359	-	-	1,409	6	-	-	10,863
Goodwill impairment	1,852	2,299	4,151	762	366	1,128	-	3	702	-	-	3	5,987
Restructuring charges and other	19	46	65	2	6	8	-	2	9	14	-	13	111
Asset impairments and other charges	$4,553	7,752	12,305	764	1,731	2,495	-	5	2,120	20	-	16	16,961

XXVII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended December 31, 2007	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers[b]	$105	115	220	382	570	952	323	[a]	-	712	1,351	627	(1)	4,184
Intersegment	436	602	1,038	57	1	58	177		-	-	8	-	(1,281)	-
Production and delivery[b]	294	320	614	136	267	403	324		4	449	1,362	620	(1,354)	2,422
Depreciation, depletion and amortization[b]	74	97	171	44	76	120	41		1	47	1	9	10	400
Selling, general and administrative expenses	-	-	-	-	-	-	55		2	1	-	5	89	152
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	57	58
Operating income (loss)[b]	$173	300	473	259	228	487	80		(7)	214	(4)	(7)	(84)	1,152

Interest expense, net	$-	-	-	2	(1)	1	2		(8)	-	1	6	125	127
Provision for (benefit from) income taxes	$-	-	-	218	52	270	51		(1)	-	-	-	205	525
Total assets at December 31, 2007	5,043	9,628	14,671	4,236	4,183	8,419	3,737		1,477	3,522	438	915	7,482 [c]	40,661
Capital expenditures	$113	174	287	27	31	58	95		115	24	4	11	23	617

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $257 million in fourth-quarter 2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	-	-	8	1	9	N/A		-	111	-	N/A	-	120
Production and delivery	22	3	25	11	16	27	N/A		-	44	-	N/A	30	126
Depreciation, depletion and amortization	46	71	117	22	56	78	N/A		-	31	-	N/A	-	226
Reduction of operating income	$68	74	142	25	71	96	N/A		-	(36)	-	N/A	30	232

c. Includes preliminary goodwill of $6.3 billion, which had not been allocated to reporting units at December 31, 2007, and also includes assets of $1.2 billion associated with discontinued operations.

XXVIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Year Ended December 31, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers[b]	$370	346	716	1,602	2,166	3,768	2,934	[a]	-	2,488	5,524	2,333	33	17,796
Intersegment	1,630	2,919	4,549	261	137	398	478		-	-	33	8	(5,466)	-
Production and delivery[b]	1,313	1,734	3,047	698	1,146	1,844	1,792		6	1,528	5,527	2,276	(5,604)	10,416
Depreciation, depletion and amortization[b]	330	440	770	178	333	511	222		6	192	8	35	38	1,782
Lower of cost or market inventory adjustments	302	359	661	-	10	10	-		10	101	-	-	-	782
Selling, general and administrative expenses	-	-	-	-	-	-	91		-	18	-	20	140	269
Exploration and research expenses	-	-	-	-	-	-	-		-	2	-	-	290	292
Asset impairments and other charges[c]	4,553	7,756	12,309	764	1,731	2,495	-		4	2,120	20	-	17	16,965
Operating (loss) income[b]	$(4,498)	(7,024)	(11,522)	223	(917)	(694)	1,307		(26)	(1,473)	2	10	(314)	(12,710)

Interest expense, net	$2	11	13	2	2	4	(1)		69	-	4	13	482	584
Provision for (benefit from) income taxes	$-	-	-	313	(267)	46	556		(66)	-	-	-	(3,380)	(2,844)
Capital expenditures	$276	333	609	129	194	323	444		1,058	180	9	34	51	2,708

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.4 billion for the year ended December 31, 2008.
b. The following table summarizes the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	-	-	5	1	6	N/A		-	(2)	-	N/A	-	4
Production and delivery	37	(13)	24	9	37	46	N/A		-	32	-	N/A	23	125
Depreciation, depletion and amortization	209	261	470	87	203	290	N/A		-	139	-	N/A	(11)	888
Reduction of operating income	$246	248	494	91	239	330	N/A		-	173	-	N/A	12	1,009

c. The following table summarizes the impact of asset impairments and other charges on operating income:

Asset impairments	$2,682	5,411	8,093	-	1,359	1,359	-		-	1,409	6	-	-	10,867
Goodwill impairment	1,852	2,299	4,151	762	366	1,128	-		2	702	-	-	4	5,987
Restructuring charges and other	19	46	65	2	6	8	-		2	9	14	-	13	111
Asset impairments and other charges	$4,553	7,756	12,309	764	1,731	2,495	-		4	2,120	20	-	17	16,965

XXIX

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Year Ended December 31, 2007	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers[b]	$286	256	542	1,243	2,228	3,471	3,640	[a]	-	1,746	5,108	2,388	44	16,939
Intersegment	1,516	2,035	3,551	390	18	408	1,168		-	-	32	-	(5,159)	-
Production and delivery[b]	1,014	1,152	2,166	479	798	1,277	1,388		10	1,287	5,119	2,329	(5,049)	8,527
Depreciation, depletion and amortization[b]	240	259	499	129	249	378	199		2	94	7	36	31	1,246
Selling, general and administrative expenses	-	-	-	-	-	-	188		-	10	-	20	248	466
Exploration and research expenses	-	-	-	-	-	-	-		-	2	-	-	143	145
Operating income (loss)[b]	$548	880	1,428	1,025	1,199	2,224	3,033		(12)	353	14	3	(488)	6,555

Interest expense, net	$-	-	-	9	(2)	7	12		(41)	-	4	26	505	513
Provision for income taxes	$-	-	-	484	370	854	1,326		4	-	-	-	216	2,400
Capital expenditures	$269	587	856	58	65	123	368		265	45	8	42	48	1,755

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.8 billion for the year ended December 31, 2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Revenues	$-	-	-	8	1	9	N/A		-	111	-	N/A	-	120
Production and delivery	218	126	344	73	96	169	N/A		-	164	-	N/A	104	781
Depreciation, depletion and amortization	167	167	334	64	145	209	N/A		-	52	-	N/A	-	595
Reduction of operating income	$385	293	678	129	240	369	N/A		-	105	-	N/A	104	1,256

XXX